Exhibit 2.1

ASSET AND STOCK PURCHASE AGREEMENT

Dated June 1, 2021

by and among

CareCloud Acquisition, Corp.,

MedMatica Consulting Associates, Inc.,

and

Jerold Howell

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF PURCHASED SHARES AND PURCHASED ASSETS.	2
1.1	Purchase and Sale of Purchased Assets and Purchased Shares.	2
1.2	Purchase Price	4
1.3	Estimate of Purchase Price	5
1.4	Payment of Closing Date Purchase Price	5
1.5	Escrow	6
1.6	Purchase Price Adjustment.	6
1.7	Closing	9
1.8	Earn-Out	11
1.9	Withholding	13
2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLER OWNER	13
2.1	Organization; Subsidiaries; Predecessors.	14
2.2	Capitalization; Voting Rights.	14
2.3	Power and Authorization	15
2.4	Authorization of Governmental Authorities	16
2.5	Noncontravention	16
2.6	Financial Statements.	16
2.7	Absence of Undisclosed Liabilities	18
2.8	Absence of Certain Developments	18
2.9	Assets.	21
2.10	Accounts Receivable	21
2.11	Backlog	21
2.12	Real Property	22
2.13	Intentionally Omitted.	22
2.14	Intellectual Property	22
2.15	Legal Compliance	23
2.16	Employee Benefit Plans.	25
2.17	Environmental Matters.	27
2.18	Contracts; Enforceability; Breach; Bids	27
2.19	Work-In-Process	30
2.20	Affiliate Transactions	30
2.21	Customers, Suppliers, and EHR Vendors	31
2.22	Customer Warranties	31
2.23	Intentionally Omitted.	31
2.24	Intentionally Omitted	31
2.25	Employees	32
2.26	Litigation; Governmental Orders.	33
2.27	Insurance	34
2.28	Banking Facilities	34
2.29	Representations and Obligations Regarding Taxes	34
2.30	Powers of Attorney	37
2.31	No Brokers	37
2.32	Surety Bonds.	37
2.33	Disclosure	38
2.34	Due Diligence	38
2.35	Other Representations & Warranties	38
2.36	Seller’s Solvency	39
2.37	Intentionally Omitted.	39

3.	REPRESENTATIONS AND WARRANTIES OF BUYER.	39
3.1	Organization	39
3.2	Power and Authorization	39
3.3	Authorization of Governmental Authorities	39
3.4	Noncontravention	39
3.5	No Brokers	40
3.6	Litigation	40
3.7	Sophistication; No Other Representations or Warranties.	40
4.	POST-CLOSING COVENANTS.	40
4.1	Confidentiality.	40
4.2	Restrictive Covenants.	41
4.3	Cooperation Regarding Financial Statements	44
4.4	Litigation Support	44
4.5	Authorization; Mail	45
4.6	Bank Accounts; Powers of Attorney	45
4.7	IT Systems; Company Software	45
4.8	Use of Name	45
4.9	Access to Books and Records..	45
4.10	Transition Services	46
4.11	Assignment of Contracts	46
4.12	PPP Loan	46
5.	INDEMNIFICATION.	46
5.1	Indemnification by the Seller and Seller Owner	46
5.2	Materiality and Knowledge	47
5.3	Indemnification by Buyer	47
5.4	Time for Claims	48
5.5	Third Party Claims.	48
5.6	Indemnity Basket	49
5.7	Indemnity Cap	49
5.8	No Special Damages; Mitigation.	49
5.9	Right of Setoff	49
5.10	Insurance.	50
5.11	Exclusive Remedy	50
5.12	Time of Payment of Claims	50
5.13	Purchase Price Adjustment	50
5.14	No Double Recovery	50
5.15	No Right of Contribution	50
5.16	Allocation of Purchase Price Is Not Agreement of Losses	50

6.	TAX MATTERS	51
6.1	Covenants With Respect To Taxes.	51
7.	MISCELLANEOUS	54
7.1	Notices	54
7.2	Publicity	55
7.3	Succession and Assignment; No Third Party Beneficiary	56
7.4	Amendments and Waivers	56
7.5	Further Assurances	56
7.6	Entire Agreement	56
7.7	Schedules; Listed Documents, etc	57
7.8	Counterparts; Execution	57
7.9	Survival	57
7.10	Severability	57
7.11	Headings	57
7.12	Construction	57
7.13	Governing Law	58
7.14	Jurisdiction; Venue; Service of Process.	58
7.15	Waiver of Jury Trial	59
7.16	Expenses	59
7.17	Specific Performance.	59
7.18	Recitals	59
8.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.	59
8.1	Definitions	59
8.2	Glossary of Other Defined Terms	68
8.3	Rules of Construction	71

Exhibits:

Exhibit A	Funds Flow
Exhibit B	Closing Certificate
Exhibit C	Escrow Agreement
Exhibit D	Non-Competition & Non-Solicitation Agreement
Exhibit E	Final Closing Statement
Exhibit F	Rules of Engagement for the CPA Firm
Exhibit G	Seller General Release

SCHEDULES

Schedule 1.1.2 Schedule 1.1.3 Schedule 1.7.2(a)(vi)	Excluded Assets Retained Liabilities Resignations
Schedule 1.7.2(a)(vii)	Payoff Letters
Schedule 1.7.2(a)(xvi)	Terminated Agreements
Schedule 1.7.2(b)(ii)	Closing Date Seller Expenses
Schedule 2.1.1	Jurisdictions Qualified In
Schedule 2.2.1	Capitalization
Schedule 2.2.2	Options/Warrants
Schedule 2.2.4	Registrations Rights, etc.
Schedule 2.2.5	Encumbrances, etc.
Schedule 2.5	Noncontravention
Schedule 2.6.1	Financial Statements
Schedule 2.6.2(c)	Other Financial Statements
Schedule 2.6.4	Debt
Schedule 2.7 Schedule 2.8	Undisclosed Liabilities Certain Developments
Schedule 2.9.1	Ownership of Assets
Schedule 2.10	Accounts Receivable
Schedule 2.11	Backlog
Schedule 2.12.1	Real Property
Schedule 2.14	Intellectual Property
Schedule 2.15.3	Permits
Schedule 2.16(a)	Employee Benefit Plans
Schedule 2.16(g)	Additional Benefit Plan Compensation
Schedule 2.17	Environmental Matters
Schedule 2.18.1 Schedule 2.18.4	Material Contracts Breach of Material Contracts
Schedule 2.18.5	Bids
Schedule 2.19	Work in Process
Schedule 2.20	Affiliate Transactions
Schedule 2.21	Material Customers, Material Suppliers and EHR Partners
Schedule 2.22	Customer Warranties
Schedule 2.25.1	Employees
Schedule 2.25.3	Labor
Schedule 2.25.6	Severance
Schedule 2.26	Litigation; Governmental Orders
Schedule 2.27	Insurance
Schedule 2.28	Banking Facilities
Schedule 2.29.1 Schedule 2.29.2 Schedule 2.29.3 Schedule 2.29.4 Schedule 2.29.6 Schedule 2.30	Tax Returns Tax Disputes Tax Audit Joint Venture QSubs Powers of Attorney
Schedule 2.31	Brokers
Schedule 2.32	Surety Bonds
Schedule 3.6	Buyer Litigation

asset and STOCK PURCHASE AGREEMENT

This Asset and Stock Purchase Agreement, (the “Agreement”) dated and effective as of June 1, 2021 (the “Effective Date”), is by and among CareCloud Acquisition, Corp., a Delaware corporation (“Buyer”), MedMatica Consulting Associates, Inc., a Pennsylvania corporation (“Seller”), and Jerold Howell, a resident of the State of New Hampshire (“Seller Owner”).

recitals

WHEREAS, Seller and its wholly-owned subsidiary Santa Rosa Staffing, Inc. (“SRS”) offer a broad range of specialty consulting services to hospitals and large healthcare groups, including certain consulting services related to healthcare IT applications services and implementations, practice management, and revenue cycle management (the “Business”);

WHEREAS, the Seller Owner is the sole shareholder of the Seller and owns all of the issued and outstanding Equity Securities of the Seller, the Seller is the sole shareholder of SRS and owns all of the issued and outstanding Equity Securities of SRS, and for convenient reference, Seller and SRS are together referred to in this Agreement as the “Company”;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all issued and outstanding common stock of SRS (the “Purchased Shares”), representing all of the outstanding Equity Securities of SRS;

WHEREAS, as a result of the purchase of the Purchased Shares, immediately following the Closing, Buyer will own 100% of the Equity Securities of SRS and will be the sole shareholder of SRS;

Whereas, the Buyer desires to purchase certain assets of the Seller’s Business, and the Buyer is willing to assume the liabilities arising from the purchased assets after the Closing, while Seller will retain the remainder of its Business and retain all liabilities related to the Seller’s Business other than the liabilities arising from the purchased assets after the Closing;

Whereas, the Seller wishes to sell the Purchased Assets to the Buyer on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a result of the direct and indirect benefits to be received by Buyer, Seller and Seller Owner pursuant to this Agreement, including the payment of the Purchase Price by Buyer to the Seller and the receipt of the Purchased Shares and Purchased Assets by Buyer from the Seller, Buyer, Seller and Seller Owner desire to make the representations, warranties, covenants and agreements set forth in this Agreement.

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agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, Buyer, Seller, and Seller Owner hereby agree as follows:

1.       PURCHASE AND SALE OF PURCHASED SHARES AND Purchased ASSETS.

1.1       Purchase and Sale of Purchased Assets and Purchased Shares.

1.1.1       At the Closing, pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller will sell, assign, transfer and deliver to the Buyer (or, at Buyer’s option, to SRS), and the Buyer agrees to purchase and accept from Seller all right, title and interest of the Seller in (i) the Purchased Shares, free and clear of all liens; and (ii) to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, whether or not reflected on the Financials and whether now existing or hereinafter acquired relating to, used or held for use in connection with the Seller’s Business as such properties, assets and rights may exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, those items in the following categories that conform to the definition of the term “Purchased Assets”:

(a)       all of the rights of the Seller under all its Contracts with Material Customers and EHR Partners, including those listed in Schedule 2.21;

(b)       all Intellectual Property and all rights thereunder or in respect thereof relating to or used or held for use in connection with the Seller’s Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof;

(c)       all electronic information and data related to the Seller’s Business wherever located, including, without limitation, all written and electronic employee databases and contact information used for recruiting and other Business purposes, and all written and electronic client and prospective client databases and contact information;

(d)       all right, title and interest of Seller in or to any work product created or otherwise acquired in connection with the design, research and development, implementation, market research or marketing of services and products of the Seller’s Business;

(e)       all of the Seller’s books, records, manuals and other materials in any form or medium wherever located, including, without limitation, procurement and customer specifications, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of present and prospective customers, credit records, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, quality control records and procedures, blueprints, Intellectual Property disclosures, media materials and plates, accounting records, Tax Returns and records, sales order files and litigation files;

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(f)       to the extent their transfer is permitted by law, all of the Seller’s Governmental Approvals, including all applications therefor;

(g)       all rights to causes of action, lawsuits, judgments, claims and demands of the Seller with respect to the Seller’s Business or the ownership, use, function or value of any Purchased Asset, whether by way of counterclaim or otherwise;

(h)       all guarantees, warranties, indemnities or similar rights in favor of the Seller;

(i)       all computers, printers, workstations, machinery, equipment, furniture, furnishings, vehicles, parts and other property;

(j)       all inventory, office supplies and work in progress with respect to the Seller’s Business, including property held at any location controlled by the Seller and property previously purchased and in transit to the Seller at such location; and

(k)       all works-in-progress and goodwill associated with the Seller’s Business or the Purchased Assets, together with all of the Seller’s rights therein.

1.1.2       Excluded Assets. Notwithstanding anything herein to the contrary, Buyer shall not obtain any right, title or interest in or to any of the following of Seller’s Assets which shall be excluded from the Purchased Assets (the “Excluded Assets”): (i) all cash and cash equivalents on hand as of the Effective Date; (ii) all of Seller’s accounts receivable owed by customers of Company as of the Effective Date, to the extent not included in the calculation of Net Working Capital; (iii) state or federal tax refunds or credits accruing as of the Closing Date for periods prior to the Effective Date; (iv) Income Tax Returns and records, (v) copies of litigation files with respect to litigation that is not an Assumed Liability, (vi) records, minutes and other documents relating to Seller’s governance or legal existence; (vii) [reserved], (viii) all rights of Seller and the Seller Owner in and to this Agreement and the Transaction Documents, as applicable; (ix) the personal effects of the Seller Owner of de minimis value; (x) communications and agreements among Company, Seller Owner, family members, and their representatives, including brokers and attorneys, with regard to the sale of the Business as well as communications not related in any way to the Business, and (xi) any of the Seller’s assets other than the Purchased Assets and the Purchased Shares and all of such other assets of Seller including the property, assets or rights listed on Schedule 1.1.2.

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1.1.3       Allocation of Liabilities. The Buyer shall assume and agree to pay, honor and discharge when due any and all Liabilities relating to (i) all Liabilities and items thereof taken into account for purposes of determining the Net Working Capital; (ii) the obligations of Seller under the Contracts in force for customers of Seller as of the Effective Date (provided that such obligation shall not include any Pre-Closing Liabilities); (iii) all Liabilities of Seller pursuant to the Contracts that accrue on or after the Effective Date (provided that for the avoidance of doubt, Liabilities that accrue after the Effective Date but are attributable to matters occurring prior to the Effective Date shall be deemed Pre-Closing Liabilities); and (iv) all Liabilities, directly or indirectly, relating to the operation of the Business or the ownership or use of the Purchased Assets or the Purchased Shares at any time on or after the Effective Date, (the “Post-Closing Liabilities”) all of which Buyer expressly agrees to assume and be liable for (individually an “Assumed Liability” and collectively, the “Assumed Liabilities”). Notwithstanding any provision hereof or of any other Transaction Document or any Schedule or Exhibit hereto or thereto and regardless of any disclosure to the Buyer, the Seller shall retain, and the Buyer shall not assume, (i) any liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, relating to and arising out of the operation of the Business or the ownership of the Purchased Assets or the Purchased Shares on or prior to the Effective Date, including, without limitation, the liabilities listed on Schedule 1.1.3, and (ii) any other liabilities, obligations or commitments of any nature of Seller that is not an Assumed Liability, whether arising on, prior to or after the Effective Date, and Seller expressly agrees to retain and remain liable for all of the liabilities described in the preceding clauses (i) and (ii) (individually a “Retained Liability” and collectively, the “Retained Liabilities”).

1.1.4       Consent of Third Parties. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any interest in any Contract or Governmental Approval if an assignment or transfer without the consent of a third party would constitute a breach thereof or affect adversely the rights of the Buyer thereunder; and any transfer or assignment to the Buyer by the Seller that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and the Closing occurs, the Seller and Seller Owner shall continue to use their best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and the Seller and Seller Owner will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Contract or Governmental Approval, provided, that, the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.

1.2       Purchase Price. The aggregate purchase price for the Purchased Assets and Purchased Shares (the “Purchase Price”) shall be paid to Seller pursuant to Section 1.4 and shall be equal to:

1.2.1       the Cash Purchase Price, as adjusted pursuant to Section 1.4 and Section 1.5; plus

1.2.2       the Earn-Out Payments, if any.

The net cash payment being disbursed to Seller at Closing is set forth in detail on the funds flow memorandum attached as Exhibit A (the “Funds Flow”), and the allocation reflected on the Funds Flow shall constitute full satisfaction and discharge of the Buyer’s obligation to pay the Cash Purchase Price pursuant to this Agreement and none of Buyer or any of its respective Affiliates shall have any liability thereafter relating to any payment or allocation of the Cash Purchase Price.

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1.3       Estimate of Purchase Price.

The Seller has prepared on an accrual basis in accordance with GAAP and on the date hereof delivered to Buyer the Seller’s good faith reasonable estimate of the balance sheet of the Seller with respect to the Purchased Assets and Purchased Shares, as of 12:01 AM on the Closing Balance Sheet Date (the “Estimated Closing Balance Sheet”) and a certificate (substantially in the form of Exhibit B) executed by the President of the Seller (the “Closing Certificate”) which sets forth, based upon the Estimated Closing Balance Sheet, the Seller’s good faith reasonable estimate of Net Working Capital (the “Estimated Net Working Capital”) with respect to the Purchased Assets and Purchased Shares as of 12:01 AM on the Closing Balance Sheet Date.

Following receipt of the Closing Certificate, the Seller and Seller Owner shall permit Buyer and its Representatives at all reasonable times and upon reasonable notice to review the Seller’s, and its accountants’ work papers relating to the Estimated Closing Balance Sheet and the Closing Certificate, as well as their respective accounting books and records relating to the determination of the Estimated Closing Balance Sheet and the Closing Certificate, and the Seller and the Seller Owner shall make reasonably available their Representatives responsible for the preparation of the Estimated Closing Balance Sheet and the Closing Certificate in order to respond to the inquiries of Buyer.

1.4       Payment of Closing Date Purchase Price.

1.4.1       At the Closing, Buyer shall pay to the Seller in cash, by wire transfer of immediately available funds to such account(s) set forth on the Funds Flow an amount equal to (the aggregate sum of (a) through (c), the “Cash Purchase Price”):

(a)       Ten Million Dollars ($10,000,000); minus

(b)       the Estimated Net Working Capital Shortfall of SRS and Seller; plus

(c)       the Estimated Net Working Capital Excess of SRS and Seller; minus

(d)       the Escrow as described in Section 1.5 herein.

1.4.2       In the event any distributions of Cash or other Assets shall have been made or declared by the Company after the Most Recent Balance Sheet Date, the amount thereof will not be reflected in the Closing Balance Sheet or Final Net Working Capital, and all such distributions of the Company shall be disclosed on Schedule 2.8.

1.4.3       Estimated Adjustment.

(a)       If the Estimated Net Working Capital is less than One Thousand Dollars ($1,000), the difference between One Thousand Dollars ($1,000) and the Estimated Net Working Capital shall be defined as the “Estimated Net Working Capital Shortfall”.

(b)       If the Estimated Net Working Capital is greater than One Thousand Dollars ($1,000), the difference between the Estimated Net Working Capital and One Thousand Dollars ($1,000) shall be defined as the “Estimated Net Working Capital Excess”.

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1.4.4        Method of Cash Payments. All cash payments made under this Section 1.4 shall be made in cash by wire transfer of immediately available funds to one or more accounts designated by the Seller in writing and as set forth on the Funds Flow.

1.5       Escrow. An amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) shall be held in escrow for the satisfaction of the contingencies described below. The terms of the escrow are set forth in the escrow agreement in the form of the attached Exhibit C (“Escrow Agreement”). The escrow amounts shall be held as follows:

1.5.1       Revenue Validation Escrow. Five Hundred Thousand Dollars ($500,000) shall be held in escrow and released within one (1) business day following the achievement of the mutually agreed-upon revenue milestones set forth in the Escrow Agreement; and

1.5.2       Liability Escrow. One Million Dollars ($1,000,000) shall be held in escrow to offset any indemnification obligations of the Seller and Seller Owner under Section 5.1. The escrowed amount will be released as set forth in the Escrow Agreement.

1.5.3       PPP Holdback Amount. The PPP Holdback Amount as set forth in Section 4.12 hereunder shall be held in escrow, as more fully set forth in Section 4.12.

1.6       Purchase Price Adjustment.

1.6.1       As soon as practicable, but in no event more than one hundred eighty (180) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Seller: (a) the balance sheet of the Buyer solely with respect to the Purchased Assets and Purchased Shares, prepared on an accrual basis, as of 12:01 AM on the Closing Balance Sheet Date in accordance with GAAP (the “Closing Balance Sheet”); and (b) a certificate substantially in the form of Exhibit E executed by Buyer’s Chief Financial Officer (the “Final Closing Statement”) which sets forth on the Closing Balance Sheet the Actual Net Working Capital solely with respect to the Purchased Assets and Purchased Shares.

1.6.2       The Seller and their accountants shall complete their review of the Closing Balance Sheet and the Final Closing Statement within thirty (30) days after delivery thereof by Buyer. During such review period, Buyer shall provide the Seller with access to all books and records and any work papers used by Buyer to prepare the Closing Balance Sheet and the Final Closing Statement and to Buyer’s personnel involved in preparing the Closing Balance Sheet and the Final Closing Statement, as reasonably requested by the Seller to review the Closing Balance Sheet and the Final Closing Statement. If the Seller objects to the Closing Balance Sheet or the Final Closing Statement for any reason, the Seller shall, on or before the last day of such thirty (30) day period, so inform Buyer in writing (a “Seller’s Objection”), setting forth (i) each item and amount, along with a specific description of the basis of each of the Seller individual adjustments and the adjustments to the Closing Balance Sheet or the Final Closing Statement that the Seller should be made and (ii) on the basis thereof, the Seller’s calculation of the Cash Purchase Price. Those balances in which there are no objection items specifically identified on the Seller’s Objection received by Buyer on or before the last day of such thirty (30) day period shall be deemed agreed, final and binding on the parties in the absence of fraud or willful misconduct by the Seller or the Buyer with respect to the Company’s operations or the preparation of the Company’s financial statements, books or records. If a Seller’s Objection is not received by Buyer on or before the last day of such thirty (30) day period, all items described on the Closing Balance Sheet and the Final Closing Statement delivered by Buyer to the Seller shall be deemed agreed, final and binding on the parties in the absence of fraud or willful misconduct by the Seller or the Buyer with respect to the Company’s operations or the preparation of the Company’s financial statements, books or records. Buyer shall be permitted to review the supporting schedules, analyses, work papers and other documentation with respect to the Seller’s Objections. If Seller or Buyer claims that the Seller or Buyer has failed to comply with his obligations under this Section 1.6.2 to provide access to supporting schedules, analyses, work papers and other documentation, the Seller or Buyer, as applicable, may initiate the appointment of the CPA Firm pursuant to Section 1.6.3. The CPA Firm shall have the authority to determine if the Seller or Buyer, as applicable, has complied with the obligations to provide access and to order the Seller or Buyer, respectively to comply with any such obligations.

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1.6.3       If the Seller timely delivers a Seller’s Objection to Buyer and the Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller’s Objection within thirty (30) days following Buyer’s receipt of the Seller’s Objection, then they shall, within five (5) days thereafter, jointly retain the CPA Firm; provided that if the CPA Firm is unable to serve as the CPA Firm for any reason whatsoever, including for reasons of conflict of interest, the Seller and Buyer shall, within five (5) days thereafter, jointly retain another accounting firm mutually acceptable to them to act as the CPA Firm for purposes of this Agreement; and the Seller and Buyer cannot agree on such mutually acceptable CPA Firm, a CPA Firm shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association), which shall determine, on the basis set forth in and in accordance with this Section 1.6, and only with respect to those items in the Seller’s Objection on which Buyer and the Seller have not agreed, whether and to what extent, if any, the Cash Purchase Price requires adjustment pursuant to this Section 1.6. Buyer and the Seller shall instruct the CPA Firm to deliver its written determination to Buyer and the Seller in accordance with Exhibit F; provided that any delay in delivering such determination or failure by the CPA Firm to follow such procedures shall not invalidate the award or otherwise deprive the CPA Firm of jurisdiction. Buyer and the Seller and/or their respective agents will execute and deliver any engagement letter reasonably requested by the CPA Firm and cooperate with the CPA Firm during its resolution of any disagreements included in the Seller’s Objection. At the time of retention of the CPA Firm, the Seller and Buyer shall proceed in accordance with the provisions set forth on Exhibit F. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed for the item by either Seller or Buyer in its Initial Report (as defined in Exhibit F) or, if applicable, its Rebuttal Report (as defined in Exhibit F) or less than the smallest value claimed for the item by either Seller or Buyer in its Initial Report or, if applicable, its Rebuttal Report. The scope of the disputes to be resolved by the CPA Firm is limited to whether the preparation of the Closing Balance Sheet and the calculation of the Actual Net Working Capital were done accurately and on an accrual basis in a manner consistent with GAAP and otherwise in accordance with this Section 1.6, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Seller and Buyer. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the Closing Balance Sheet and the calculation of the Actual Net Working Capital shall be resolved solely and exclusively as set forth in this Section 1.6 in the absence of fraud or willful misconduct by the Buyer or the Seller with respect to the Company’s operations or the preparation of the Company’s financial statements, books or records. The findings and determinations of the CPA Firm as set forth in its written report shall be deemed final, conclusive and binding upon the parties and shall not be subject to collateral attack for any reason in the absence of fraud or willful misconduct of the Buyer or the Seller with respect to the Company’s operations or the preparation of the Company’s financial statements, books or records. The Seller and Buyer shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction. The fees, expenses and other charges or disbursements of or reimbursements to the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Purchase Price Dispute Expenses”) shall be borne (a) by the Seller in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the CPA Firm) and the denominator of which is equal to the aggregate dollar amount of all disputed items and (B) by Buyer, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $10,000 of a proposed adjustment to be paid by the Seller, the CPA Firm determines that such adjustment should be $6,000 and the Purchase Price Dispute Expenses are $1,000, then (A) Buyer shall pay $400 (40%) of the Purchase Price Dispute Expenses and (B) the Seller pay $600 (60%) of the Purchase Price Dispute Expenses. Buyer, the Seller and the Seller Owner shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective external accountants, to the extent permitted by such external accountants) relating to the Closing Balance Sheet, the Final Closing Statement and the Seller’s Objection and all other items reasonably requested by the CPA Firm in connection therewith. If the Seller or Seller Owner does not cooperate with the CPA Firm in resolving the dispute or fails to comply with any dispute resolution procedures set forth herein, then all items described on the Closing Balance Sheet and the Final Closing Statement as delivered by Buyer to the Seller shall be deemed agreed, final and binding on the parties.

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1.6.4       The Closing Balance Sheet and the Actual Net Working Capital, as agreed to (or deemed to have been agreed to) between Buyer and the Seller or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Final Closing Balance Sheet,” and the “Final Net Working Capital,” respectively, for all purposes of this Agreement.

(a)       Upon completion of the calculation of the Final Closing Balance Sheet and the Final Net Working Capital in accordance with this Section 1.6 (such date of completion, the “Settlement Date”), the Cash Purchase Price shall be recalculated (the “Final Cash Purchase Price”) using the Final Net Working Capital (rather than the Estimated Net Working Capital) and the following adjustments shall be made (the “Purchase Price Adjustment”):

(i)       If the Final Cash Purchase Price exceeds the Cash Purchase Price calculated pursuant to Section 1.4.1, then within two (2) Business Days after the Settlement Date an amount equal to such difference shall be paid to the Seller by Buyer by wire transfer of immediately available funds to an account designated by the Seller in writing.

(ii)       If the Final Cash Purchase Price is less than the Cash Purchase Price calculated pursuant to Section 1.4.1, then within two (2) Business Days after the Settlement Date an amount equal to such difference shall be paid to Buyer, by the Seller by wire transfer of immediately available funds to an account designated by Buyer in writing.

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1.7        Closing.

1.7.1       Closing Date. The closing of the Contemplated Transactions under this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission.

1.7.2       Deliveries at the Closing. At the Closing:

(a)       Deliveries by Seller. The Seller will deliver, or cause to be delivered, to Buyer:

(i)       stock powers, duly endorsed by Seller for unconditional and irrevocable transfer of the Purchased Shares to Buyer;

(ii)       stock certificate(s) representing the Purchased Shares of SRS;

(iii)       a bill of sale and assignment and assumption agreement for the Purchased Assets;

(iv)       a receipt for the Cash Purchase Price;

(v)       a non-foreign person affidavit dated the Closing Date from the Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vi)       resignations of all directors of the Company and the officers of the Company listed on Schedule 1.7.2(a)(vi) (in all cases, solely with respect to such offices and directorships, and, except as otherwise directed by Buyer, not with respect to employment);

(vii)       executed payoff letters, releases, discharges or other similar instruments providing for the repayment in full the Debt of the Company set forth on Schedule 1.7.2(a)(vii), the release of all Encumbrances granted with respect thereto, together with all instruments, documents, termination statements, UCC financing statements and discharges of registrations pursuant to the UCC relating thereto, and delivery to the Company of all Assets of the Company held as collateral by the Persons to which such Debt is owed (including original title documents for vehicles and heavy machinery);

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(viii)       evidence of repayment or other extinguishment of all amounts owed by the Seller Owner or his Affiliates to the Seller or owed by the Seller to the Seller Owner or his Affiliates (and set forth on Schedule 1.7.2(a)(vii));

(ix)       an executed Transition Services Agreement

(x)       written consent to the Contemplated Transactions from the relevant third parties with respect to those matters required to be set forth on Schedule 2.5;

(xi)       the Closing Certificate, executed by the President of the Seller;

(xii)       a flash drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by Seller as of the Closing (the “Data Room”);

(xiii)       certificates of good standing or equivalents for the Company in each jurisdiction in which the Company is qualified to conduct business dated within thirty (30) days of the Closing;

(xiv)       certified copies of the Organizational Documents of the Company;

(xv)       all the minute books, stock ledgers and similar company records, and company seal of the Company;

(xvi)       evidence of termination of the agreements set forth on Schedule 1.7.2(a)(xvi);

(xvii)       a general release substantially in the form of Exhibit G (the “General Release”) executed by Seller;

(xviii)       original title documents for all Equipment owned by the Company;

(xix)       proof of “tail coverage” for the Company’s errors & omissions insurance policy;

(xx)       an executed copy of Seller Owner’s Amendment to Employment Agreement;

(xxi)       an Escrow Agreement between Seller and Buyer with an independent escrow agent identified therein, pursuant to which, among other things, at Closing or as soon as the escrow agent can accept the funds, the escrow agent will hold a portion of the Cash Purchase Price (“Escrowed Funds”) for the periods specified therein to secure certain of Buyer’s rights hereunder. In the event the escrow agent cannot receive the Escrowed Funds at Closing, Buyer shall hold the funds until such time as the escrow agent can receive same; and

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(xxii)       such other documentation as mutually agreed upon by the Parties.

(b)       Deliveries by Buyer. Buyer will deliver:

(i)       to the Seller in accordance with the Funds Flow, the Cash Purchase Price, as adjusted pursuant to Section 1.4, less the (x) Closing Date Seller Expenses and (y) the repayment amount of the Debt identified on Schedule 1.7.2(a)(vii);

(ii)       to the third parties owed such expenses, payment for the Closing Date Seller Expenses identified on Schedule 1.7.2(b)(ii); and

(iii)       to the holders of Debt identified on Schedule 1.7.2(a)(vii), the repayment amount of such Debt.

1.8        Earn-Out.

1.8.1       In addition to the Cash Purchase Price, and as additional consideration for the purchase of the Purchased Shares and Purchased Assets, Buyer shall, within thirty (30) days after the end of the Earn-Out Period (as defined below), pay to the Seller, in cash by wire transfer to an account designated by the Seller in writing, a contingent payment (the “Earn-Out Payment”) as determined pursuant to this Section 1.8 at the times, in the manner and to the extent the Earn-Out Payments are earned pursuant to the following terms:

(a)       if, during the Earn-Out Period, the Buyer’s EBITDA with respect to the Purchased Assets and Purchased Shares is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000), and the Buyer’s revenue with respect to the Purchased Assets and Purchased Shares is greater than Thirty-Six Million Dollars ($36,000,000), then the Buyer shall pay to the Seller, the difference between such revenue during the Earn-Out Period and Thirty-Six Million Dollars ($36,000,000), up to a maximum of Eight Million Dollars ($8,000,000) (“Base Earnout”). For the avoidance of doubt, if such EBITDA is less than Four Million Five Hundred Thousand Dollars ($4,500,000), then no Base Earnout shall be paid pursuant to this Section 1.8.1(a), except as specifically outlined in Section 1.8.1(c) below;

(b)       if, during the Earn-Out Period, the Buyer’s EBITDA with respect to the Purchased Assets and Purchased Shares is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000), and the Buyer’s revenue with respect to the Purchased Assets and Purchased Shares is greater than Forty-Eight Million Dollars ($48,000,000), then, in addition to the Base Earnout, the Buyer shall pay to the Seller the difference between the Company’s revenue during the Earn-Out Period and Forty-Eight Million Dollars ($48,000,000), up to a maximum of Five Million Dollars ($5,000,000) (“Additional Earnout”). For the avoidance of doubt, if such EBITDA is less than Four Million Five Hundred Thousand Dollars ($4,500,000), then no Additional Earnout shall be paid pursuant to this Section 1.8.1(b); and

(c)       if, during the Earn-Out Period, the Buyer’s EBITDA with respect to the Purchased Assets and Purchased Shares is greater than Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) and is less than Four Million Five Hundred Thousand Dollars ($4,500,000), and the Buyer’s revenue with respect to the Purchased Assets and Purchased Shares is greater than Thirty-Six Million Dollars ($36,000,000), then Buyer shall pay the Base Earnout to the Seller calculated in accordance with Section 1.8.1(a), except that the Base Earnout shall be proportionately reduced by the percentage shortfall of the Buyer’s EBITDA with respect to the Purchased Assets and Purchased Shares to Four Million Five Hundred Thousand Dollars ($4,500,000). For the avoidance of doubt, if the EBITDA for the Earn-Out Period is less than Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000), no Base Earnout Payment shall be due.

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1.8.2       For purposes of this Section 1.8, “Earn-Out Period” shall mean the eighteen (18) month period commencing on June 1, 2021.

1.8.3       For purposes of this Section 1.8, “EBITDA” means for the Earn-Out Period the sum of (a) the net income or loss generated by the Buyer’s operations as they exist on the Closing Date with respect to the Purchased Assets and Purchased Shares and as they may grow or contract after the Closing Date in the normal course of business through internal growth and not through acquisitions or other extraordinary or nonrecurring transactions made by Buyer or any of Buyer’s Affiliates or other extraordinary transactions (the “Existing Operations”), as reflected in the EO Financial Statements for the Earn-Out Period, after deduction of all of SRS’ costs, expenses, interest, taxes, depreciation, amortization and other proper charges (including, without limitation, (i) the cost of any bonuses or incentive payments earned with respect to the applicable period (excluding any Earn-Out Payment), (ii) the value of any equity granted to employees of SRS, or other derivative securities granted during the applicable period, valued consistently with SRS’ accounting policy and (iii) all interest and amortization with respect to the Debt with respect to the Purchased Assets and Purchased Shares, including all Debt reflected on the Closing Balance Sheet, if any), plus (b) all (i) interest expense, (ii) federal, state, or local income taxes and state franchise taxes to the extent based upon net income and not revenue (including any payments under tax-sharing arrangements with Buyer or its Affiliates), (iii) depreciation expense, (iv) amortization expense and (v) any non-cash impairment charges, in each case of (i) through (v) as attributable to the Existing Operations, but only to the extent deducted in determining the amount in clause (a). For the avoidance of doubt, EBITDA shall exclude gains arising from the change in the fair market value of any earn-out liability. For the determination of EBITDA, Buyer will cause to be prepared for the Earn-Out Period a set of financial statements reflecting the results of operations of SRS with respect to the combined Purchased Assets and Purchased Shares (“EO Financial Statements”). For clarity, Buyer and its Affiliates now own and, in the future, will own other businesses, and the results of those businesses shall not be included in the EBITDA. In addition, any salaries paid for work performed by Buyer’s offshore operations with respect to the Purchased Assets and Purchased Shares shall be considered to have a cost of zero dollars ($0.00), and any salaries paid for work performed by U.S.-based employees of Buyer, its parent, or affiliates with respect to SRS shall be charged based on the fraction of their time actually spent supporting SRS. The EO Financial Statements shall be prepared in accordance with GAAP on an accrual basis.

1.8.4       Following the Closing Date, Buyer will operate SRS and use the Purchased Assets during the period for which the Seller is entitled to earn Earn-Out Payments based upon the reasonable business requirements of Buyer so long as such changes are not made in bad faith for the principal purpose of reducing amounts that otherwise would be payable to the Seller. Buyer shall, through the end of the Earn-Out Period, maintain separate accounting books and records during such period. During the period beginning at the Closing and ending at the end of the Earn-Out Period, Buyer agrees to operate the Business in good faith, in a manner not intentionally designed to reduce or eliminate the amount of the Earn-Out Payments, but with due regard for practical business considerations, provided that the Buyer has no obligation to maximize the amount of any Earn-Out Payment.

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1.8.5       Limited Transferability of Earn-Out. Without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion, Seller’s right to receive Earn-Out Payments, if any, are personal to Seller and shall not, in whole or in part, be sold, transferred, assigned or otherwise conveyed, pledged or encumbered or have Encumbrances created with respect to it; provided, however, that Buyer acknowledges that the Seller, SRC and SureTest are party to the Proceeds Agreement, pursuant to which a certain portion of the Earn-Out Payment, if any, shall be paid to SRC by Seller and/or Seller Owner. For the avoidance of doubt, any and all payments to SRC are the sole responsibility and obligation of Seller and/or Seller Owner, and SRC is not an intended third-party beneficiary of this Agreement.

1.8.6       Offset of Earn-Out Payment. The Buyer shall have the right to set off against the Earn-Out Payment earned by or payable to the Seller against any claim for which Buyer is entitled to indemnification under Section 5; provided that, the Buyer shall only exercise such set off described in the preceding sentence after giving effect to any applicable indemnity basket contemplated in Section 5.6. In addition, it is the intent of the parties that an Earn-Out Payment to the Seller may be suspended for such periods during which (i) the Seller or Seller Owner is not in compliance with their obligations pursuant to Section 4.2, or (ii) any of SRC, SureTest or their principals and affiliates are not in compliance with their respective non-compete/non-solicitation obligations under the Non-Competition and Non-Solicitation Agreement dated as of June 1, 2021 by and among SRC, SureTest, and Buyer, among others (which agreement, for purposes of this Agreement, shall be deemed a Seller Agreement). Accordingly, should any such breach occur following the Closing Date (each, a “Restrictive Covenant Breach”), then during the continuance of such Restrictive Covenant Breach (the “Noncompliance Period”), the Buyer shall have the right to set off against the Earn-Out Payment earned by or payable to the Seller, the amount of the actual provable damages sustained by Buyer on account of the Restrictive Covenant Breach. At the end of each Noncompliance Period, if any, Buyer shall pay Seller any amounts not otherwise subject to set off as set forth herein.

1.9        Withholding. Buyer shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement to the Seller to the extent that Buyer reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts shall be remitted to the proper Governmental Authority and such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller in respect of which such deduction and withholding was made.

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2.       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLER OWNER

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Seller and Seller Owner, jointly and severally, represent and warrant to Buyer and, to the extent Purchased Assets are assigned to SRS, SRS as of the date of this Agreement that:

2.1       Organization; Subsidiaries; Predecessors.

2.1.1       Organization; Subsidiaries. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. SRS is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business and is in good standing (or active status, as applicable) in such jurisdictions are listed on Schedule 2.1.1. Except for SRS, Seller does not have any subsidiaries, hold any Investments or have any obligation to make any Investments in any Person. The books of account and other records of the Company have been maintained in accordance with sound business practice, applicable Law and, to the extent applicable, GAAP. The Company is not in material default under or in violation of any provision of its Organizational Documents. Set forth on Schedule 2.1.1 are all the names (i.e., “trading” or “doing business as” names) under which the Company is conducting its business.

2.1.2       Intentionally Omitted.

2.2       Capitalization; Voting Rights.

2.2.1       The authorized Equity Securities of the Company are set forth on Schedule 2.2.1. The Purchased Shares are the only outstanding Equity Securities of SRS. Immediately prior to the Closing, (i) all the outstanding Equity Securities of SRS are owned and held of record and beneficially by the Seller, and (ii) all the outstanding Equity Securities of the Seller are owned and held of record and beneficially by the Seller Owner, all as set forth on Schedule 2.2.1.

2.2.2       Except as set forth on Schedule 2.2.2, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, voting trusts or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company or Seller of any of the Equity Securities of SRS. Neither the Company nor Seller Owner is party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any Equity Security of SRS or by Seller.

2.2.3       Each issued and outstanding Equity Security of SRS (a) has been duly authorized and validly issued and is fully paid and non-assessable, and (b) was issued in compliance with all Legal Requirements applicable to the issuance of securities. No Equity Security of SRS is subject to, nor was it issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. Neither SRS nor Seller has violated the 1933 Act, any state “blue sky” or other securities Laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any Equity Security of the SRS. Except for the Equity Securities listed on Schedule 2.2.1, there are no bonds, debentures, notes, other Debt or Equity Securities of SRS with voting rights on any matters on which the holders of Equity Securities of SRS may vote. The stock powers to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in the Purchased Shares to Buyer. Following the Closing, as a result of the Contemplated Transactions, Buyer will be record and beneficial owner of and shall hold good and marketable title to the Purchased Shares, free and clear of all Encumbrances. There are no declared or authorized but unpaid dividends or distributions with regard to any issued and outstanding Equity Securities of the SRS.

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2.2.4       Except as set forth on Schedule 2.2.4, SRS has not granted or agreed to grant any registration rights under the 1933 Act or the securities Laws of any other jurisdictions, including piggyback rights, or any right of first offer to any Person, and there are no shareholder or other agreements affecting any of the Equity Securities of SRS.

2.2.5       Except as set forth on Schedule 2.2.5, there is no outstanding Contractual Obligation to which either the Company or Seller is a party or by which it is bound obligating the Company or Seller to issue, deliver or sell, or cause to be issued, delivered or sold Equity Securities of SRS. Except as set forth on Schedule 2.2.5, there are no outstanding obligations of the Company or Seller (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of SRS. Except as set forth on Schedule 2.2.5, there are no stock-appreciation rights, stock-based performance units, “phantom” equity rights or other Contractual Obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of SRS, the Business or the assets of SRS or calculated in accordance therewith or to cause SRS to file a registration statement under the 1933 Act or the securities Laws of any other jurisdiction, or which otherwise relate to the registration of any Equity Securities of SRS. Except as set forth on Schedule 2.2.5, there are no voting trusts, proxies or other Contractual Obligations to which the Company or Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Equity Securities of SRS. Except as set forth on Schedule 2.2.5, there are no existing Contractual Obligations between the Company or Seller on the one hand, and any other Person, on the other hand, regarding the Purchased Shares or any other Equity Securities of SRS. The Purchased Shares are held of record and beneficially owned by the Seller free and clear of all Encumbrances, other than Permitted Equity Liens.

2.3        Power and Authorization. Seller and Seller Owner have all requisite absolute and unrestricted rights, power, authority and capacity, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which Seller and/or Seller Owner, respectively, is a party or to be executed by Seller and/or Seller Owner in connection with the consummation of the Contemplated Transactions (collectively, the “Seller Agreements”) and to consummate the Contemplated Transactions. No other authorization on the part of the Seller, Seller Owner, SRS or any other Person is necessary to authorize Seller’s or Seller Owner’s execution and delivery of this Agreement, the Seller Agreements and the consummation of the Contemplated Transactions. This Agreement and each Seller Agreement has been duly executed and delivered by Seller and Seller Owner, and this Agreement and the Seller Agreements constitute legal, valid and binding obligations of Seller and Seller Owner, Enforceable against Seller and Seller Owner in accordance with its and their terms.

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2.4        Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by the Seller and Seller Owner of this Agreement and the Seller Agreements or (b) consummation of the Contemplated Transactions by the Seller and Seller owner.

2.5        Noncontravention. Except as disclosed on Schedule 2.5 (including for each disclosure, reference to the applicable subsection of this Section 2.5), none of the execution, delivery and performance by the Seller or Seller Owner of this Agreement or the Seller Agreements or the consummation of the Contemplated Transactions will:

(a)       violate any provision of any Legal Requirement applicable to the Company, Seller or Seller Owner;

(b)       conflict with, result in a breach or violation of, default under, or give rise to a right for any third party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any Contractual Obligation of the Company, Seller or Seller Owner;

(c)       result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset;

(d)       result in a breach or violation of, or default under, the Organizational Documents of the Company;

(e)       require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company, Seller or Seller Owner; or

(f)       alter or impair the ability of the Company to conduct the Business.

2.6       Financial Statements.

2.6.1       Financial Statements. Attached to Schedule 2.6.1 are copies of (a) the balance sheets of the Company as of April 30, 2021 and June 1, 2021 (respectively, the “Most Recent Balance Sheets,” and the “Most Recent Balance Sheet Dates”), delineating Seller’s assets into Purchased Assets, Excluded Assets, Retained Liabilities and assets and Assumed Liabilities, and the related consolidating and consolidated statements of income of the Company for the four (4) months then ended April 30, 2021 (the “Interim Financials”) and (b) the balance sheets of the Seller as of December 31, 2020 and 2019 and the related statements of income and retained earnings of the Seller for the fiscal years then ended; and (c) the direct assets and liabilities of SRS as of December 31, 2020 and 2019 and the related statements of income for SRS, showing SRS’s revenues and direct expenses for the twelve (12) months then ended (collectively, the “Annual Financials” and collectively with the Interim Financials, the “Financials”). Except as set forth in Schedule 2.6.1, since April 30, 2021, (i) the Company has not distributed, sold or otherwise disposed of any property or other Assets other than in the Ordinary Course of Business and (ii) the Company has not made or granted any cash distributions or dividends. The Financials fairly present, in all material respects, the financial condition of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended.

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2.6.2       Compliance with GAAP, etc.

(a)       The Financials (i) are complete and correct in all material respects and were prepared in accordance with the books and records of the Company and (ii) the Interim Financials are complete and correct in all material respects and were prepared in accordance with the books and records of the Company. The Financials fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of the operations of the Company for the respective periods covered thereby. The Financials contain adequate reserves for the realization of all Assets and for all reasonably anticipated Liabilities. Without limiting the foregoing, (i) the Financials reflect recognition of revenue based on percentage-of-completion or recognized as earned, which calculations were prepared consistently applied and based on the Company’s management’s best estimates of applicable facts and circumstances as of the date of such Financials, (ii) the best estimates of the Company’s management with respect to the applicable facts and circumstances related to percentage-of-completion or recognition as earned reflected in the Interim Financials have not changed in any material respect from the Most Recent Balance Sheet Date to the date of this Agreement, and (iii) the unbilled Accounts Receivable (if any) reflected in the Financials reflect recognition of revenue in accordance with clause (i) of this sentence.

(b)       The Company’s books and records have been maintained in accordance with sound business practices customary for its industry and all applicable Legal Requirements and reflect all financial transactions of the Company that are required to be reflected. The Company maintains books and records accurately reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company to maintain accountability for the Company’s Assets, (iii) access to the Company’s Assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s Assets is compared with existing Assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Company.

(c)       Except as set forth on Schedule 2.6.2(c), no financial statements of any other Person are required by GAAP to be included in the Financials.

2.6.3       Audited Financial Statements. Following execution of this Agreement until the termination of this Agreement or the completion of the financial audit described herein, Seller and Seller Owner shall cooperate, at the request of Buyer, to the extent reasonably necessary to enable the preparation of the financial statements of the Company as of December 31, 2019 and December 31, 2020 (the “Audited Financials”) to be audited by a firm of independent accountants selected by Buyer, and unaudited interim financial statements with respect to the Company by quarter for all quarterly periods in 2019, 2020 and the interim period ended June 1, 2021 and any other calendar quarter which concludes prior to Closing, all in conformity with GAAP and controlling requirements of the Securities Exchange Commission. The preparation of such financial statements and the audit thereof shall be at the expense of Buyer. Seller and Seller Owner’s cooperation shall include, without limitation, providing Buyer with all financial information available to Seller and Seller Owner with respect to the Purchased Assets and SRS including, to the extent obtainable and available, the direct assets and liabilities of SRS as of December 31, 2020 and 2019 and showing SRS’s revenues and direct expenses for the twelve (12) months then ended. The Chief Executive Officer and most senior accounting officer of the Seller shall deliver a management representation letter to the auditors of the Audited Financials (the “Auditors”) containing representations mutually acceptable to the Chief Executive Officer and most senior accounting officer, on the one hand, and the Auditors, on the other hand, at completion of the audit.

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2.6.4       Debt; Guarantees. The Company does not have any Debt except as set forth on Schedule 2.6.4. For each item of Debt, Schedule 2.6.4 correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date and the collateral, if any, securing the Debt. The Company does not have any Liability in respect of a Guarantee of any Liability of any other Person.

2.7        Absence of Undisclosed Liabilities. The Company does not have any Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (c) Liabilities disclosed on Schedule 2.7, and (d) Liabilities incurred solely with respect to this Agreement.

2.8       Absence of Certain Developments. Except as set forth on Schedule 2.8 (including for each disclosure, reference to the applicable subsection of this Section 2.8), since January 1, 2021, the Business has been conducted only in the Ordinary Course of Business and the Company has not:

(a)       amended their respective Organizational Documents;

(b)       admitted any Person as a shareholder or member;

(c)       reclassified, recapitalized, combined, split, subdivided or amended the terms of any of their respective capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(d)       increased the amount of any bonus, salary or other compensation, whether conditionally or otherwise, to any employee, consultant, independent contractor or agent of the Company or their subsidiaries, or entered into any employment, severance or similar Contract with any such Persons;

(e)       become liable in respect of any guarantee nor incurred, assumed or otherwise become liable in respect of any Indebtedness or made any loans, advances or capital contributions to or investments in any Person (except for travel advances in the ordinary course of business);

(f)       permitted any of their assets to become subject to a Lien other than a Permitted Lien;

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(g)       (A) issued, sold, purchased, redeemed, retired or granted registration rights with respect to any shares of their respective capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities or (B) entered into any Contract with respect to the issuance, sale, purchase or redemption of any shares of their respective capital stock or other securities;

(h)       adopted or increased the payments to or benefits under, any Company Plan except in accordance with applicable Law or the terms of any such Company Plan or in the ordinary course of business;

(i)       entered into a commitment for capital expenditures of the Company and/or their subsidiaries in excess of $25,000;

(j)       sold, licensed, abandoned or otherwise disposed of any material asset or property of the Company or their subsidiaries other than, in each case, for the purpose of disposing of obsolete assets;

(k)       changed its present accounting methods or principles in any material respect, except as required by GAAP;

(l)       made or changed any Tax election, changed an annual accounting period, adopted or changed any Tax accounting method, prepared or filed any Tax Return in a manner inconsistent with past practice, filed any amended Tax Return, incurred any Tax outside the ordinary course of business, entered into any closing agreement, settled any Tax claim or assessment, failed to pay a Tax when it became due and payable (including any estimated taxes), surrendered any right to claim a refund of Taxes, or requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(m)       had any customer or supplier required to be disclosed on Schedule 2.8 cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) its relationship or business dealings with the Company, and no customer or supplier is likely to or will cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) its relationship or business dealings with the Company or notified Seller, Seller Owner or SRS of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship or business dealings with the Company;

(n)       had any insurer (i) question, deny or dispute (or otherwise reserve its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) provide any notice of cancellation or any other indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;

(o)       adopted, amended or terminated any Employee Plan or increased any benefits under any Employee Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments, whether conditionally or otherwise, under any Employee Plan or otherwise to any employee, consultant, independent contractor, or agent of the Company;

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(p)       had any employee, consultant, or independent contractor resign or cancel, terminate or otherwise diminish or alter (including any reduction in hours or commitment) their relationship or business dealings with the Company, and no such employee, consultant or independent contractor has notified Seller, Seller Owner or SRS of any intention to do any of the foregoing or otherwise threatened to resign, cancel, terminate or otherwise diminish or alter their relationship or business dealings with the Company;

(q)       declared or paid any dividends or distributions (whether in cash, stock or property or any combination thereof) or redeemed or repurchased any shares of capital stock or other equity interests;

(r)       written off as uncollectible any Accounts Receivable, modified or cancelled any material third party Indebtedness or written up or written down any of its material assets;

(s)       permitted the Company’s Assets or Equity Securities to become subject to an Encumbrance, other than a Permitted Encumbrance;

(t)       entered into, modified, amended or terminated any Contractual Obligation or Permit relating to the Company’s Business, customers, suppliers, creditors, or independent contractors, except in the Ordinary Course of Business (none of which has, will or would reasonably be expected to have an adverse effect on the Company);

(u)       hired or terminated any employee or independent contractor, except in the Ordinary Course of Business;

(v)       increased, declared, paid or accrued for any Compensation or increases in Compensation, whether conditionally or otherwise, for (i) any employee, consultant, independent contractor or agent other than, with respect to Persons who are not Seller Owner or an Affiliate of Seller Owner, in the Ordinary Course of Business, or (ii) Seller Owner or any director, officer, or manager of the Company or any Affiliate of Seller Owner or the Company;

(w)       become liable in respect of any Guarantee nor incurred, assumed or otherwise become liable in respect of any Debt (including any Debt of or owed to Seller Owner), granted any discounts or releases, modifications, cancellations, made any write-offs or write-downs with respect to Accounts Receivable or amounts otherwise owed to the Company or made any loans, advances or capital contributions to or made any Investments in any Person (except for travel advances in the Ordinary Course of Business);

(x)       entered into, or performed, any transactions or Contractual Obligation with, or for the benefit of, Seller or any Affiliate of the Company or Seller Owner; paid any Compensation, commissions, benefits, or discretionary expenses to Seller Owner or any of Seller Owner’s Affiliates above the Compensation set forth on Schedule 2.8;

(y)       made any changes in the methods or manner in which the Company’s books and records are maintained;

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(z)       entered into any transaction outside of the ordinary course of business;

(aa) threatened, commenced or settled any Action;

(bb) entered into or modified any contract with any Affiliate or made any payment to any Affiliate (other than pursuant to a contract set forth on Schedule 2.20; provided that no management fees or similar payments have been made to Affiliates with respect to any periods after the Balance Sheet Date); or

(cc) agreed, whether or not in writing, to do any of the foregoing.

2.9       Assets.

2.9.1       Ownership of Assets. The Company has good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including, all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except Inventory which has been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 2.9.1, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

2.9.2       Sufficiency of Assets. Upon the consummation of the Contemplated Transactions, the Buyer and SRS will own or have the right to use all the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Company’s Business as now conducted. The assets, property and rights of the Company constitutes all of the assets, properties and rights used by the Company in connection with the Business. Neither Seller Owner nor any Affiliates (other than the Company) nor any officer or director of the Company nor any Members of the Immediate Family of any officer or director of the Company own any of the assets, properties or rights, whether real or personal, tangible or intangible, used or necessary to conduct the Business of the Company as now conducted and/or contemplated to be conducted, including performing the work required for the Backlog.

2.10       Accounts Receivable. Except as set forth on Schedule 2.10, all Accounts Receivable, and other receivables reflected on the Most Recent Balance Sheet and the accounts receivable and other receivables arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) except to the extent paid prior to the Closing Date, are collectible within 90 days after billing net of reserves shown on the Most Recent Balance Sheet or Financials.

2.11       Backlog. Schedule 2.11 sets forth a complete and accurate list of, on a contract-by-contract basis, the Contractual Obligations underlying the Backlog, including the specific amount of Backlog attributable to each such Contractual Obligation, together with a description of the remaining work to be performed under each such uncompleted Contractual Obligation. The Backlog amounts set forth on Schedule 2.11, both individually and in the aggregate, constitute the Company’s best reasonable estimates of such amounts. Since the Most Recent Balance Sheet Date, the aggregate amount of Backlog has not been reduced by five percent (5%) or more. Contained in the Data Room are true, accurate and complete copies of each written Contractual Obligation listed on Schedule 2.11, in each case, as amended or otherwise modified and in effect.

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2.12        Real Property.

2.12.1       The Company does not own any real property. Schedule 2.12.1 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company including the addresses thereof (such leased real property is referred to as the “Real Property”), and specifies the lessor(s) of such Real Property, and identifies each lease (or in the case of a sublease, the underlying leases (the “Underlying Leases”)) or any other Contractual Obligation under which such Real Property is leased by the Company (the “Real Property Leases”). Contained in the Data Room are true, correct and complete copies of all of the Real Property Leases and Underlying Leases, including all amendments, modifications, guaranties related thereto. Except as described on Schedule 2.12.1, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than the Company and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12.1) in possession of the Real Property. The Seller is not in default or breach of any lease for the Real Property. The use and operation of the Real Property by Seller Owner in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s and Seller Owner’s Knowledge, there are no Actions pending nor, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

2.13       Intentionally Omitted.

2.14        Intellectual Property.

2.14.1       Schedule 2.14 (including for each disclosure, reference to the applicable subsection of this Section 2.14) identifies all Intellectual Property owned or used by the Company in the Business (collectively, the “Business Intellectual Property”), including pending patent applications, unregistered Intellectual Property or Intellectual property registered with any Governmental Authority. Schedule 2.14 sets forth a complete and accurate list of all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to the Business Intellectual Property to which the Company is a party, beneficiary or otherwise bound, including any Contracts pursuant to which: (i) any third party is permitted to use any Business Intellectual Property; and (ii) the Company is permitted to use any third-party Intellectual Property Rights (collectively, the “Business IP Agreements”). True, accurate and complete copies of all such Business IP Agreements, as amended or otherwise modified and in effect, are contained in the Data Room, together with true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item. All such Business IP Agreements are in full force and effect.

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2.14.2       To the Knowledge of the Seller and Seller Owner, (i) the Business Intellectual Property and Business IP Agreements include all material Intellectual Property Rights necessary for the operation of the Business or for the continued operation of the Business immediately after the Closing in substantially the same manner as it was operated prior to the Closing, (ii) the Company owns free and clear of all Liens, or has valid rights to use, all Business Intellectual Property, all of which rights shall survive unchanged upon the consummation of the transactions contemplated by this Agreement, and (iii) the operation of the Business as currently conducted, and as conducted in the past six years, does not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any Person, and the Company has not received any communication alleging that the Business Intellectual Property or the operation of the Business is infringing, diluting, misappropriating or otherwise violating the Intellectual Property of any Person. To the Knowledge of the Seller and Seller Owner, no Person has infringed, misappropriated, diluted or otherwise violated the Business Intellectual Property, and no such claims have been asserted or threatened against any Person by the Company in the past six years. The Company takes reasonable measures to protect the Business Intellectual Property and the confidentiality of all non-public and proprietary information, including requiring all Persons: (i) having access to such information to execute written non-disclosure agreements, or to be bound by appropriate written policies that protect such information; or (ii) involved in the creation of any Business Intellectual Property to sign agreements transferring ownership of such Business Intellectual Property to the Company. The Company and its employees have complied at all times with all applicable Laws regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information or any other information that is, or is capable of being, associated with specific individuals.

2.15        Legal Compliance.

2.15.1       Compliance.

(a)       The Company is and has been since inception in material compliance with its Organizational Documents and there is no basis which would reasonably be expected to constitute a failure to comply in any material respect;

(b)       The Company is in material compliance with all Laws and Governmental Orders applicable to the Company and its Business; and

(c)       The Company has not received any notice from any Governmental Authority of any material violations of any Legal Requirements which remains uncorrected.

2.15.2       Anti-Corruption. No agent, Affiliate, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, domestic or foreign regardless of form, including in money, property, services, favors, gifts or employment, or other tangible or intangible benefits (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to obtain from any Governmental Authority any Governmental Approval, or (v) for any other illegal or improper purpose, (b) established or maintained any fund or asset for the benefit of the Company that has not been recorded in the books and records of the Company, (c) engaged in any transaction with any country or Person subject to trade or economic sanctions pursuant to the Laws of the United States, or (d) failed to materially comply with any conflict of interest policy or similar policies or procedures of any counterparty to a Material Agreement, including, without limitation, proper disclosure of any financial interests in the Company or third parties.

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2.15.3       Permits. Schedule 2.15.3 of the Disclosure Schedule sets forth a true, correct and complete list of all material Permits required for the operation of the Business of the Company (the “Company Permits”), each of which are valid and in full force and effect. Except as set forth on Schedule 2.15.3 of the Disclosure Schedule, (i) the Company is in material compliance with all Company Permits required for the operation of the business of the Company, (ii) the Company has not received any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Company Permit, and (iii) to the Seller and Seller Owner’s Knowledge, the Company Permits will continue to be valid and in full force and effect on identical terms following the consummation of the Transactions. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit.

2.15.4       Additional Compliance Representations.

(a)       No petition under the United States federal bankruptcy Laws or any state insolvency Law has been filed by or against, nor has any receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) the Company, (ii) the Seller Owner, (iii) any partnership in which the Company or the Seller Owner was a general partner at or within two (2) years before the Closing Date, or (iv) any corporation or business association of which any officer, director, or shareholder of the Company was an executive officer at or within two (2) years before the Closing Date.

(b)       None of the Company, any officers, shareholders or directors of the Company, nor the Seller Owner, (i) is subject to a “Bad Actors” disqualification under Rule 506(d) under the 1933 Act or (ii) within the last five (5) years, has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) or is or has been a named subject or target of a pending criminal proceeding or investigation.

(c)       Neither the Company nor Seller Owner has been the subject of any Governmental Order not subsequently reversed, suspended or vacated, permanently or temporarily enjoining the Company or the Seller Owner from, or otherwise limiting any of the Company’s or the Seller Owner’s involvement or right to engage in, any of the following activities:

(i)       engaging in any type of business practice; or

(ii)       engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities Laws or federal commodities Laws or the securities Laws of any other applicable jurisdiction.

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(d)       Neither the Company nor Seller Owner has been the subject of any exclusion or suspension, whether permanent or temporary, from participation in any governmental program, including, but not limited to, exclusion from Federally funded health care programs.

(e)       None of the Company, any officers, shareholders, or directors of the Company, nor Seller Owner has been found by a Governmental Authority in a civil action or by the Securities and Exchange Commission (“SEC”) or any other applicable securities regulatory authority to have violated any securities Law, where the judgment in such civil action or finding by the SEC or any other applicable securities regulatory authority has not been subsequently reversed, suspended or vacated.

(f)       None of the Company, any officers, shareholders, or directors of the Company, nor Seller Owner is the subject of, or a party to, any judicial or administrative order, judgment, decree or finding of a Governmental Authority not subsequently reversed, suspended or vacated relating to an alleged violation of (i) any securities or commodities Law or regulation, (ii) any Law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any Law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

(g)       Neither the Company nor Seller Owner has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any “registered entity” (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its shareholders, directors, officers or Persons associated with a shareholder, director or officer.

(h)       None of the Company, any officers, shareholders, or directors of the Company, nor Seller Owner has been involved, directly or indirectly, in any of the following matters: (i) making any political contribution that is or was illegal under any applicable Law; (ii) the disbursement or receipt of funds of the Company outside the normal system of accountability; (iii) payments, whether direct or indirect, to or from Governmental Authorities for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of the Company or Seller Owner for the purpose of effecting such payment; (iv) the improper or inaccurate recording of payments and receipts on the books of the Company; or (v) any other matters of a similar nature involving disbursements of assets of the Company.

2.16       Employee Benefit Plans.

(a)       Schedule 2.16(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (each a “Company Benefit Plan”).

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(b)       With respect to each Company Benefit Plan (whether or not material), Seller and Seller Owner have made available to Buyer, to the extent applicable, (i) the written document evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements thereto, (ii) the summary plan description, together with each summary of material modifications, (iii) the annual report (Form 5500, including schedules and attachments) filed with the IRS for the last plan year, and the most recently received IRS determination letter, (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements, and (v) the most recently prepared actuarial report or financial statement.

(c)       All material contributions or premiums required to be made by the Company to any Company Benefit Plan have been timely made or accrued.

(d)       Each Company Benefit Plan is being, and has been, operated and administered in accordance with ERISA, the Code and all other applicable Law and regulations thereunder and in accordance with its terms, except as would not reasonably be expected to materially and adversely affect Buyer’s operation of the business of SRS or with respect to the Purchased Assets.

(e)       Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, and has never sponsored, maintained, or contributed to, or had any Liability with respect to, any employee benefit plan which (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; or (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has: (i) withdrawn from any pension plan under circumstances resulting (or which would reasonably be expected to result) in Liability to the Company or (ii) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA. For purposes of this Section 2.16(e), the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(f)       Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer or the Company other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)       Except as set forth in Schedule 2.16(g), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with other events) will (i) entitle any Company Employee to compensation or benefits or any increase in compensation or benefits, (ii) accelerate the time of any payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or result in any other obligation pursuant to, any Company Benefit Plan, or (iii) constitute an event described in Section 280G(b)(2)(A)(i) of the Code.

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2.17       Environmental Matters. Except as set forth on Schedule 2.17, (i) the Company is not aware of, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Constituent of Concern that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the business or assets of the Company as currently carried out; (ii) during the period in which the Company was a tenant, Constituent of Concern have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Real Property by the Company or to the Company’s Knowledge by any third party; and (iii) the Company is in compliance in all material respects with all applicable Environmental Laws.

2.18       Contracts; Enforceability; Breach; Bids.

2.18.1 Material Contracts. Schedule 2.18.1 of the Disclosure Schedule sets forth a true, correct and complete list of all of the following Contractual Obligations to which the Company or their subsidiaries are a party or by which the Company or their subsidiaries are bound as of the date hereof (each, a “Material Contract”):

(a)       any Contractual Obligations, other than a Company Plan, that requires the Company or their subsidiaries to pay or repay an anticipated amount in cash, goods, services or materials of $10,000 or more during the 12 month period ending on the Balance Sheet Date;

(b)       any Contractual Obligations that entitle the Company or their subsidiaries to receive an anticipated amount in cash, goods, services or materials of $10,000 or more during the 12 month period ending on the Balance Sheet Date;

(c)       any Contractual Obligations relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than a Permitted Lien) on any of the material assets or properties of the Company or their subsidiaries;

(d)       any Contractual Obligations pursuant to which the Company or their subsidiaries lease any portion of the Leased Real Property;

(e)       any lease of tangible assets of the Company or their subsidiaries involving annual payments in excess of $25,000;

(f)       any Contractual Obligations relating to the acquisition or disposition of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), in each case, since inception;

(g)       any Contractual Obligations under which any Company or its subsidiaries is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, earn-out payments or otherwise in connection with any (i) acquisition or disposition of a business or line of business (whether by way of assets or securities), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in the immediately preceding clauses (i) and (ii);

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(h)       any Contractual Obligations concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs, including any agreement with respect to the Equity Securities of a Person;

(i)       any Contractual Obligations (i) under which any Company or its subsidiaries has created, incurred, assumed or guaranteed any material Indebtedness or (ii) under which any Company or its subsidiaries has permitted any material asset to become subject to a Lien;

(j)       any Contractual Obligations under which any other Person has guaranteed any Indebtedness of the Company or their subsidiaries;

(k)       any Contractual Obligations under which the Company or their subsidiaries have or may have, any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal accounting, brokerage, finder’s or similar fees or expenses in connection with this Agreement or Transactions), unless any such Liability is reflected in the transaction expenses or the estimated Net Working Capital set forth in Exhibit B;

(l)       any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, or severance Contractual Obligations for the benefit of any current or former directors, shareholders, partners, officers or employees, consultants or independent Contractual Obligations of the Company and/or their subsidiaries;

(m)       any Contractual Obligations (other than a Company Plan) providing for the employment or consultancy (including on an independent Contractual Obligations or basis) of an individual (or, in the case of a consultant or independent Contractual Obligations or, an entity) on a full- time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, partner, employee or consultant, in each case, involving at least $50,000 per annum for the 12 month period ending on the Balance Sheet Date;

(n)       any Contractual Obligations under which any Company or its subsidiaries has advanced or loaned an amount to any of its employees (other than travel allowances in the ordinary course of business), Affiliates, Members of the Immediate Family of the Seller Owner or any Members of the Immediate Family of any officer or director of the Company and/or their subsidiaries;

(o)       any settlement, conciliation or similar Contractual Obligations imposing an unpaid monetary obligation or other material obligation (other than confidentiality) on the Company and/or their subsidiaries after the Closing Date;

(p)       any Contractual Obligations that limit the ability of any Company or any of their Affiliates to incur any Indebtedness or to guarantee any Indebtedness or other obligation of any Person, or that limits the amount of Indebtedness that any Company or any of their Affiliates may incur or guarantee, or prohibits any of them from granting any Lien on any asset to secure any Indebtedness incurred or guaranteed;

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(q)       any Contractual Obligations providing for severance or other termination or change of control payments, or termination or change of control benefits, to any officer, director or employee of the Company and/or their subsidiaries;

(r)       any collective bargaining agreement or other Contractual Obligations with any labor organization, union, works council or similar organization;

(s)       any Contractual Obligations between the Company on the one hand, and the Seller Owner or any Affiliate of Seller Owner (other than the Company);

(t)       any Contractual Obligations that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(u)       any Contractual Obligations between the Company on the one hand and any Material Customer, Material Supplier, or EHR Partner; and

(v)       any other Contractual Obligation that is material to the Company and not previously disclosed pursuant to this Section 2.18.1.

2.18.2 True, accurate and complete copies of each written Material Contract (or to the extent no such copy exists, an accurate description of the material terms) is listed on Schedule 2.18.1, in each case, as amended or otherwise modified and in effect, are contained in the Data Room.

2.18.3       Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 2.6.4 (Debt), Schedule 2.12.1 (Real Property), Schedule 2.14 (Intellectual Property), Schedule 2.16(a) (Employee Benefit Plans), Schedule 2.18.1 (Material Contracts), Schedule 2.19 (Work-In-Process), Schedule 2.21 (Material Customers, Material Suppliers and EHR Partners), Schedule 2.27 (Insurance), or Schedule 2.32 (Surety Bonds) is Enforceable against the parties thereto, and is in full force and effect, and will continue to be, immediately following the Closing, so Enforceable and in full force and effect on identical terms, and the consummation of the Contemplated Transactions alone shall not result in any payment or payments being due from the Company to any Person, following the consummation of the Contemplated Transactions.

2.18.4 Breach, etc. Except as set forth on Schedule 2.18.4:

(a)       The Company is not, nor to Seller or Seller Owner’s Knowledge, is any party to any Material Contract is in breach or violation of, or default under, and has not repudiated any provision of, any Material Contract (including all Surety Bonds, warranty obligations or otherwise), nor to Seller or Seller Owner’s Knowledge has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or violation of, or default under, any Material Contract (including all Surety Bonds, warranty obligations or otherwise);

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(b)       Neither the Company nor Seller Owner has received written notice from any other party to any Material Contract that such party intends to terminate such Material Contract or materially alter in any way the relationship of the parties under such Material Contract;

(c)       No party to any Material Contract has given the Company or Seller Owner written notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof and to Seller or Seller Owner’s Knowledge there are no circumstances existing which would reasonably be expected to lead to any of the foregoing.

2.18.5       Bids. Schedule 2.18.5 sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Company.

2.19       Work-In-Process. Except as set forth on Schedule 2.19 (including for each disclosure, reference to the applicable subsection of this Section 2.19), (a) all work-in-process and Contractual Obligations of the Company currently underway (“Work-In-Process”) constitutes work performed pursuant to fully executed written Contractual Obligations, sales orders taken in the Ordinary Course of Business or orders and change orders issued and approved by the applicable customer within the terms of the relationship pursuant to which such Work-In-Process is being conducted (collectively, the “WIP Authorizations”), (b) to Seller and Seller Owner’s Knowledge, none of the Company, any customer of the Company nor any other party to Contractual Obligations or the WIP Authorizations has been declared to be in default or is in breach of the terms of any obligation thereunder, and no valid grounds exist for any setoff of any material amounts billable to such customers on the completion of orders to which Work-In-Process relates, (c) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business, (d) all Work-In-Process is being conducted pursuant to fully executed written Contractual Obligations, sales orders taken in the Ordinary Course of Business or orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted and (e) all Work-In-Process could be completed in compliance with the Contractual Obligations or WIP Authorizations to which each such Work-In-Process relates if managed in the Ordinary Course of Business. The Company does not have any oral agreements for Work-In-Process or Contractual Obligations underway.

2.20       Affiliate Transactions. Except for the matters disclosed on Schedule 2.20, and except for employment, compensation and benefit arrangements entered into with employees in the Ordinary Course of Business, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or service to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any Contract with, any officer, director, stockholder, employee, Subsidiary or Affiliate of the Company, in each case, that will continue after the Closing. Each Contractual Obligation disclosed on Schedule 2.20 is on commercially reasonable terms. There are no pending or, to Seller or Seller Owner’s Knowledge, threatened claims or disputes with respect to the Contractual Obligations disclosed on Schedule 2.20.

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2.21       Customers, Suppliers, and EHR Vendors. Schedule 2.21 (including for each disclosure, reference to the applicable subsection of this Section 2.21) sets forth a complete and accurate list of (a) the customers (“Material Customers”) of the Company, for the twenty-four (24) months ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided (or providing a current contract that includes all the same), (b) the suppliers (“Material Suppliers”) of materials, products or services to the Company, indicating the Contractual Obligations for continued supply from each such supplier, and (c) the third party EHR vendors (“EHR Partners”) with whom the Company has an established relationship for the twenty-four (24) months ended on the Balance Sheet Date, indicating the Contractual Obligations of the parties thereto (or providing a current contract that includes all the same). Except as set forth on Schedule 2.21, since January 1, 2020, no Material Customer, Material Supplier or EHR Partner has canceled, terminated or otherwise altered its material terms (including any change in the prices charged or paid, or change to the supply or credit terms, as the case may be) or, to Seller or Seller Owner’s Knowledge, notified the Company, their subsidiaries, or the Seller Owner of any intention to do any of the foregoing, or to Seller or Seller Owner’s Knowledge, threatened to cancel, terminate or alter the material terms of (including any change in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Company and/or their subsidiaries. Neither the Company nor Seller Owner has notice of any facts or circumstances that have resulted or would reasonably be expected to result in an adverse change in the relationship that the Company has with any of its customers, suppliers, or EHR Partners. Neither the Company nor Seller Owner has received notice of nor is either the Company or Seller Owner involved in any claim, dispute, or controversy with any customer, supplier, or EHR Partner. To the Company’s Knowledge, no Material Customer has notified the Company or their subsidiaries of any pending change of control, acquisition or consolidation, that would reasonably be expected to result in a material reduction in business from such Material Customer.

2.22       Customer Warranties. There have been no pending, nor to the Seller or Seller Owner’s Knowledge, threatened claims under or pursuant to any warranty, whether expressed or implied, on the products sold or services provided by the Company prior to the Closing Date that are not disclosed or referred to in the Financials and that are not fully reserved against in the Financials in accordance with GAAP. All the services rendered by the Company in the last twelve (12) months (whether directly or indirectly through independent contractors) have been performed and all the products sold by the Company have been sold, in each case, in conformity with all express and implied warranties and, in all material respects, with all applicable Contractual Obligations, and the Company does not have any, nor does it reasonably expect to have any, Liability for replacement or repair or for other damages relating to or arising from any such services or products, except for amounts incurred in the Ordinary Course of Business . Except as set forth on Schedule 2.22, none of the Contractual Obligations of the Company with any customer contains any unusual warranty, indemnity or other provisions that would impose material Liability on the Company. The Company has not incurred any warranty claims during the last twelve (12) months.

2.23       Intentionally Omitted.

2.24      Intentionally Omitted.

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2.25      Employees.

2.25.1       All employees, independent contractors and consultants of the Company are, including employer, job title, work location, Compensation, status as part-time or full-time employee, independent contractor or consultant, status as exempt or non-exempt from overtime, listed on Schedule 2.25.1. The employment of all Company Employees, and the engagement of all contractors and consultants, may be terminated at any time with or without cause and without any severance or other Liability to the Company other than the payment of accrued salary or compensation, vacation pay, or benefits under a Company Benefit Plan. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime pay, and other compensation payable to all Company Employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financials) and, except as set forth on Schedule 2.25.1, there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees. Except as set forth on Schedule 2.25.1, there is no valid basis for any claim by any past or present Company Employee that provides or provided service to the Company for any severance pay or other payments due to the termination of employment, nor will there be any valid basis for any claim under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable Law, as a result of the transactions contemplated hereunder. Except as set forth on Schedule 2.25.1, there are no Actions against the Company pending, or to the Seller or Seller Owner’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

2.25.2       The Company is in material compliance with all applicable Law relating to employment, employment practices and terms and conditions of employment, wages and hours, and occupational safety and health (OSHA).

2.25.3       All individuals that have been or that are classified by the Company as independent contractors, including those set forth on Schedule 2.25.3, that provide or provided service to the Company have been and are correctly so classified, and none of such individuals should reasonably be classified as an employee of the Company. Each agreement with an independent contractor has been made available to Buyer including any alterations, modifications, or waivers thereto, and is set forth on Schedule 2.25.3.

2.25.4       The Company is not a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of the Seller and Seller Owner, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company. There is not presently existing any and, to the Knowledge of the Seller or Seller Owner, there is no threatened, strike, slowdown, picketing, or work stoppage involving the Company or any of its employees.

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2.25.5       There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company within six (6) months prior to the Closing.

2.25.6       As of the Closing Date (after giving effect to any change in control or similar payments of the Company), except as set forth on Schedule 2.25.6, there are no amounts currently owing and payable for severance by the Company to terminated employees or consultants.

2.25.7       None of the policies or practices of the Company is currently being audited or investigated by any Governmental Authority. All employees of the Company that operate in the United States, and/or are authorized to work in the United States, a Form I-9 has been properly completed and retained with respect to such employee or former employee as required by applicable Law.

2.26       Litigation; Governmental Orders.

2.26.1       Litigation. Except as disclosed on Schedule 2.26, there is no Action to which Seller Owner (in each case, related to the Business) or the Company is a party (either as plaintiff, defendant, respondent or otherwise) or to which its Assets are subject pending, resolved within the two (2) year period prior to the Closing Date, or, to Seller or Seller Owner’s Knowledge, threatened. There is no Action to which the Company or Seller Owner is a party (either as plaintiff, defendant, respondent or otherwise) which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions or (b) may result in any change in the current equity ownership of the Company, nor is there any valid basis for any of the foregoing. Except as disclosed on Schedule 2.26, there is no Action (in each case, related to the Business) that Seller Owner or the Company (in each case, related to the Business) presently intends to initiate. Neither Seller Owner (in each case, related to the Business) nor the Company has any written notice of any facts or circumstances that would reasonably be expected to result in any Action to which it would be a party (either as plaintiff, defendant, respondent or otherwise) or to which its Assets would be subject that would be reasonably be expected to (i) have a material adverse effect on the ability of Seller and Seller Owner to perform their obligations under this Agreement or (ii) otherwise prevent, hinder, alter or delay the consummation of the Transactions.

2.26.2       Governmental Orders. Except as disclosed on Schedule 2.26, no written Governmental Order has been issued or is pending that is applicable to, or otherwise affects or will affect, the Company, its Assets or the Business.

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2.27 Insurance. Schedule 2.27 sets forth a true, correct and complete list of all insurance policies by which the Company or any, officers, managers or directors or the Business have been insured (including fire, theft, casualty, comprehensive, general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies), or otherwise the beneficiary of coverage of, since January 1, 2017 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, amount of any deductibles and expiration date. The Data Room contains true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.27 describes any self-insurance arrangements affecting the Company. All premiums due and payable under all Liability Policies of the Company have been paid and the Company is not liable for any retroactive premium or similar adjustment. Since January 1, 2017, the Company and the Predecessors have maintained in full force and effect with financially sound and reputable insurers insurance with respect to their assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.27, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and neither the Company nor Seller Owner has any reason to believe that any insurer plans to cancel any Liability Policy or raise the premiums or alter the coverage under any Liability Policy. Schedule 2.27 identifies all claims asserted by the Company pursuant to any Liability Policy since January 1, 2017 and describes the nature and status of each claim. Prior to Closing, Seller shall obtain, at the sole cost and expense of the Seller, three-year tail coverage on the current errors and omissions insurance policies maintained by or for the benefit of the Company (“Tail”) effective as of the Closing Date to the benefit of the Buyer and SRS.

2.28 Banking Facilities. Schedule 2.28 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with or at which the Company has an account or safety deposit box or other arrangement, and the type and numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat or therewith; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company in connection with such accounts, safety deposit boxes or other arrangements.

2.29 Representations and Obligations Regarding Taxes. The Seller and Seller Owner represent and warrant to and agree with Buyer as follows (for purposes of this Section 2.29, the “Company” includes any predecessor of the Company and/or any entity that at any time has been a Subsidiary of the Company):

2.29.1       Except as set forth on Schedule 2.29.1 (including for each disclosure, reference to the applicable subsection of this Section 2.29.1), (a) the Company has duly and timely filed with the appropriate Tax authorities all material Tax Returns it was required to file; (b) all such Tax Returns were true, correct and complete in all material respects and all Taxes of the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid; (c) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (d) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; and (f) there are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Encumbrances for Taxes not yet due.

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2.29.2       Except as set forth on Schedule 2.29.2, there is no dispute or claim concerning any Tax Liability of the Company. Neither the Seller Owner nor the Company has received from any Governmental Authority any notice of proposed adjustment, deficiency, or underpayment of Taxes or any other notice related to Taxes which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.

2.29.3       Except as set forth on Schedule 2.29.3, no Tax Return has been audited, or is currently the subject of audit. The Data Room contains correct and complete copies of all of the Company’s federal, foreign, state and local Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Seller Owner or the Company since its formation. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 2.29.3, and there are no pending requests for any such rulings (or corresponding determinations).

2.29.4       Except as set forth on Schedule 2.29.4, the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction. The Company has not acquired nor does it own any assets that directly or indirectly secure any Debt the interest on which is Tax exempt under Section 103 of the Code.

2.29.5       The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502.6 (or any similar provision of state, local or foreign Law), whether as a transferee or successor, by contract or otherwise.

2.29.6       The Seller is, and has been since its formation, an S corporation as defined in Sections 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. Except as set forth on Schedule 2.29.6, each Subsidiary of the Seller is a qualified subchapter S subsidiary (“QSub”) within the meaning of Section 1361(b)(3)(B) of the Code for federal and state income tax purposes and is eligible for such treatment. The Data Room contains a copy of (i) the Seller’s election to be treated as an S-corporation and (ii) with respect to each Subsidiary that is a QSub, a copy of the Seller’s election to treat such Subsidiary as a QSub, which elections were timely filed with the Internal Revenue Service and have not been superseded by any subsequent filing. The Internal Revenue Service has not sent any correspondence to Seller Owner or the Seller questioning the Seller’s status as an S corporation or any Subsidiary’s status as a QSub. The Seller will not be liable for any tax under Section 1374 of the Code. The Seller has not, in the five years prior to the Closing Date, (a) acquired assets from another corporation in which the Seller’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of a corporation that is currently classified as a QSUB, other than SRS.

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2.29.7       Neither the Company nor Buyer will be required to (A) include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Balance Sheet Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting, hybrid cash and accrual basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; (v) prepaid amount or deferred revenue received on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law) or (vii) any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) or (B) pay, after the Closing Date, any Tax attributable to a Pre-Closing Period as a result of (i) the deferral of the payment of any Tax that, but for the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and/or any other federal, foreign, state or local legislation enacted in response to the coronavirus pandemic (collectively, the “Coronavirus Legislation”), would have been due on or prior to the Closing Date or (ii) the advance on or prior to the Closing Date of any credit with respect to Taxes that, but for the Coronavirus Legislation, would not have been available on or prior to the Closing Date, including, but not limited to, the delay of payment of employment Taxes under Section 2302 of the CARES Act and the advance refunding of credits under Section 3606 of the CARES Act.

2.29.8       The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and no Equity Securities of the Company have been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

2.29.9       No taxing authority is asserting or, to the Seller or Seller Owner’s Knowledge, threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law. All related party transactions involving the Company have been conducted at arm’s length in compliance with Code Section 482 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax law. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Code Sections 482 and 6662 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax law.

2.29.10        The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts allocable, paid or owing to any employee, independent contractor, creditor, member, partner, shareholder, vendor or other third party with respect to the Company, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed and issued. The Company has not had a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulations Section 1.62-2(c).

2.29.11        Seller is not a foreign person within the meaning of Section 1445 of the Code.

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2.29.12        The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

2.29.13        The Company is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company has not engaged in any trade or business through a permanent establishment in any country other than the United States (within the meaning of an applicable Tax treaty or convention between the United States and such non-U.S. country), or otherwise been subject to income taxation on a net basis or subject to any non-U.S. goods and services Tax or non-U.S. value added Tax in any country other than the United States.

2.29.14        There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company that, individually or collectively, would reasonably be expected to give rise to the payment by the Company of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

2.30 Powers of Attorney. Except as set forth on Schedule 2.30, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.31 No Brokers. Except as set forth on Schedule 2.31, neither the Company nor Seller Owner has Liability of any kind to any investment bank, broker, financial advisor, finder, agent or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with the Contemplated Transactions.

2.32 Surety Bonds.

2.32.1       The Company has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds”) required to be posted in connection with its operations. Schedule 2.32 contains a true and complete list of all Surety Bonds posted by or on behalf of the Company in connection with its operations including the name of each surety and the cost of completion for the project or job secured by such Surety Bond.

2.32.2       Except as disclosed on Schedule 2.32, the Company is in compliance with all Surety Bonds applicable to it, and the operation of its Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are in compliance with all applicable reclamation and other applicable Legal Requirements. Except as set forth on Schedule 2.32 the Company is not and will not be required to obtain a substitute Surety Bond with respect to any of its Surety Bonds and the Surety Bonds will remain in effect in accordance with their current terms immediately following the Closing.

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2.33 Disclosure. No representation or warranty contained in this Section 2 or in the documents, instruments and certificates, diligence materials or information furnished by any of the Company, Seller Owner or any of their respective Affiliates and/or Representatives to Buyer and/or any of its respective Affiliates and/or Representatives pursuant to this Agreement and none of the other information contained in the Disclosure Schedules is false or misleading or contains any untrue statement of fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading. There is no material fact that has not been disclosed to Buyer related the Company, the Business or which adversely affects or in the future would reasonably be expected to adversely affect the Company, the Business or the Seller’s or the Seller Owner’s ability to consummate the Contemplated Transactions.

2.34 Due Diligence. The investigations and inquiries made by or on behalf of Buyer and the information, materials and documents supplied to Buyer and/or its Representatives in connection with their review of the Seller Owner, the Company and the Business were intended to provide Buyer with the comfort necessary for it to enter into this Agreement but shall not (and were not intended to) limit or affect the representations and warranties of the Seller and Seller Owner or relieve the Seller and Seller Owner from any of their obligations and Liabilities in respect thereof.

2.35 Other Representations & Warranties. Seller and Seller Owner acknowledge and agree that none of Buyer, its Affiliates or Representatives has made any representations or warranties regarding Buyer, the assets or operations of Buyer, its subsidiaries, the future performance of SRS and use of the Purchased Assets following the Closing, the probability of any Earn-Out Payments or otherwise in connection with the Contemplated Transactions, other than the representations and warranties expressly made in Section 3. Seller and Seller Owner further acknowledge and agree that materials that such Seller, Seller Owner and their respective Representatives have received from Buyer and its Representatives, may include projections, forecasts and predictions relating to Buyer’s business or the Company’s business following the Closing; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that such Seller and Seller Owner are familiar with such uncertainties and are taking full responsibility for making their own evaluations of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that Seller and Seller Owner shall not have any claims against Buyer, its officers, directors, Affiliates or Representatives with respect thereto; and that Seller and Seller Owner have not relied thereon. Seller and Seller Owner acknowledge that no Person has been authorized by Buyer to make any representation or warranty regarding Buyer, the assets or operations of Buyer, its subsidiaries, the future performance of SRS or the Buyer with respect to the Purchased Assets, the probability of any Earn-Out Payments or otherwise in connection with the Contemplated Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer or its Affiliates.

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2.36 Seller’s Solvency. The Seller has valid business reason to undertake the Contemplated Transactions and has concluded that the Purchase Price payable pursuant to this Agreement represents reasonably equivalent value for the Purchased Assets and the Purchased Shares. Seller is not entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors, nor would the consummation of the Contemplated Transactions reasonably be expected to give rise to a claim of “fraudulent conveyance” or similar creditors’ claims. As of the Closing Date, (a) the aggregate value of Seller’s assets will exceed its total Liabilities at a fair valuation and at fair saleable value, (b) Seller will have the ability to pay its total debts and Liabilities as they become due in the usual course, and (c) Seller will pay or make adequate provision for the satisfaction in full of any of its Liabilities under this Agreement.

2.37 Intentionally Omitted.

3.       REPRESENTATIONS AND WARRANTIES OF BUYER.

In order to induce the Seller and Seller Owner to enter into and perform this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to the Seller and Seller Owner as follows:

3.1 Organization. Buyer is duly organized, validly existing and in good standing (or active status, as applicable) under the Laws of its respective jurisdiction of incorporation and has the corporate power and authority to own its properties and to carry on its businesses as they are now being conducted.

3.2 Power and Authorization. The execution, delivery and performance by Buyer of this Agreement and all agreements to be performed or executed by Buyer in connection with the Contemplated Transactions (the “Buyer Agreements”) and the consummation of the Contemplated Transactions by Buyer is within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer, and no other corporate or other action on the part of Buyer or any other Person is necessary to authorize the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions. This Agreement (a) has been duly executed and delivered by Buyer and (b) is a legal, valid and binding obligation of Buyer, Enforceable against Buyer in accordance with its terms.

3.3 Authorization of Governmental Authorities. No Action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer of this Agreement or (b) consummation of the Contemplated Transactions by Buyer.

3.4 Noncontravention. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation of the Contemplated Transactions by Buyer will:

(a)       violate any provision of any Legal Requirement applicable to Buyer or Buyer;

(b)       result in a breach or violation of, or default under, or give rise to a right for any third party to terminate or any prepayment penalty under any Contractual Obligation of Buyer; or

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(c)       result in a breach or violation of, or default under, Buyer’s Organizational Documents.

3.5 No Brokers. Except for Crosstree Capital New York, LLC, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Buyer or Seller Owner who might be entitled to any fee or commission paid by any party hereto in connection with the Contemplated Transactions.

3.6 Litigation. Except as set forth on Schedule 3.6 of the Buyer Disclosure Schedule, as of the date hereof, there is no Action pending or, to Buyer’s Knowledge, threatened in writing against Buyer seeking to enjoin, challenge or prevent the Transactions. Except as set forth on Schedule 3.6 of the Buyer Disclosure Schedule, as of the date hereof, there is no Action pending or, to Buyer’s Knowledge, threatened in writing against Buyer that would be reasonably be expected to prevent, hinder or delay the consummation of the Transactions.

3.7 Sophistication; No Other Representations or Warranties.

(a)       Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment in the Purchased Shares; (ii) has the ability to bear the economic risks of such investment; (iii) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; (iv) has had a full opportunity to obtain such financial and other information from Seller Owner and the Company as it deems necessary or appropriate in connection with evaluating the merits of the investment in the in the Purchased Shares, and to conduct whatever due diligence it has deemed appropriate; and (e) has made its own independent investigation and evaluation of SRS.

(b)       Buyer is acquiring the Purchased Shares subject only to the specific representations and warranties expressly set forth in ARTICLE 2 (in each case, as modified by the Disclosure Schedule), and subject to the limitations contained in this Agreement, including without limitation in ARTICLE 7.

4.       POST-CLOSING COVENANTS.

4.1 Confidentiality.

4.1.1       The Seller and Seller Owner acknowledge that the success of the “Buyer Group” (defined as SRS and Buyer, as the owner of the Purchased Assets) depends upon the continued preservation of the confidentiality of certain information possessed by the Seller and Seller Owner, that the preservation of the confidentiality of such information by the Seller and Seller Owner is an essential premise of the bargain between the parties hereto, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 4.1.1. Accordingly, the Seller and Seller Owner hereby agrees with Buyer that the Seller and Seller Owner will not, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Buyer Group, including (a) customer and supplier information, including lists of names and addresses of customers and suppliers of or used by the Buyer Group or their Affiliates; (b) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (c) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Buyer Group or their Affiliates; (d) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Buyer Group information systems, Buyer Group Software and Buyer Group Technology; (e) information identified as confidential and/or proprietary in internal documents of the Buyer Group and (f) all information that would be a Trade Secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence (collectively, “Confidential Information”) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 4.1.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded to Buyer to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

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4.1.2       Notwithstanding the foregoing, Seller and Seller Owner and their Representatives and/or Affiliates may disclose to any and all Persons, as is necessary for purposes of obtaining Tax advice or Tax preparation services the Tax treatment and Tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to Seller and Seller Owner relating to such Tax treatment and Tax structure.

4.2 Restrictive Covenants.

4.2.1       Noncompetition. Seller and Seller Owner, on their own behalf and on behalf of each of their Affiliates, covenant that from the Closing Date through the four (4) year anniversary of the Closing, neither they nor their Affiliates will for its or their own account, jointly with another, or for or on behalf of any Person, directly or indirectly, anywhere within the United States of America (the “Territory”):

(a)       engage in the “Buyer Business” (defined as the Business as conducted by the Buyer Group after Closing) or own, manage or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, partner, member, manager, employee, agent, consultant, advisor or Representative of or give financial, technical or other assistance to or otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that competes directly or indirectly with the Buyer Business (a “Competitive Business”); provided, however, that Seller, Seller Owner and their Affiliates may passively hold up to one percent (1%) of the outstanding publicly-traded securities of a Person engaged in a Competitive Business for investment purposes only;

(b)       recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is at such time or during the previous two (2) year period was an employee, independent contractor, or consultant of Buyer Group, or the Seller if such Person was personnel used for the Purchased Assets;

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(c)       solicit any Person that is at such time, or during the previous two (2) year period was, (i) a customer, supplier or business associate of Buyer Group, or the Seller if such Person conducted business in connection with the Purchased Assets or (ii) a Person from whom the Buyer Group or Seller solicited business or with whom the Buyer Group or Seller discussed a potential business relationship, in each case, for the purpose of offering or providing services or products competitive with Buyer Business;

(d)       cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any Contractual Obligation of any kind to which the Buyer Group is a party or from which it benefits;

(e)       seek to interfere with or adversely affect the ongoing relationships between Buyer Group, on the one hand, and its suppliers, customers, employees, independent contractors and professional and business contacts, on the other hand; or

(f)       intentionally make any negative, derogatory or disparaging statements or communications regarding Buyer Group, Buyer Business, or any of their respective Affiliates or employees.

The determination as to whether a party has breached its obligations under this Section 4.2 shall be made by a court of competent jurisdiction applying the Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction) in accordance with, and subject to the terms of, this Agreement (including, Sections 4.2.3, 7.13 and 7.14 of this Agreement).

4.2.2       Acknowledgement. The provisions of this Section 4.2 will continue whether or not Seller Owner is employed by the Buyer Group or any of their respective Affiliates. The Seller and Seller Owner acknowledge that the Buyer Group conducts, is capable of conducting and plans to conduct the Business throughout the Territory; that the Seller Owner provides services, directly or indirectly, to the Company throughout the Territory; and that the Seller Owner is intimately familiar with the Company’s Trade Secrets, Confidential Information and employee, customer and supplier relationships. Accordingly, the Seller and Seller Owner agree that the Territory, time limitation and scope of restrictions set forth in this Section 4.2 are reasonable and necessary to protect the legitimate business interests of Buyer and to protect the benefit of Buyer’s bargain and the goodwill of the Company. The Seller and Seller Owner agree that any reduction to the Territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 4.2 and the protections that it is intended to provide. The Seller and Seller Owner acknowledge and agree that the covenants contained in this Section 4 (and that such covenants will be governed and enforced in accordance with the provisions of Sections 4.2.3, 7.13 and 7.14), are essential elements of this Agreement and that but for these covenants (and the Seller and Seller Owner’s agreement that such covenants will be governed and enforced in accordance with the provisions of Sections 4.2.3, 7.13 and 7.14), Buyer would not have agreed to purchase the Purchased Assets and the Purchased Shares. The Seller and Seller Owner further expressly agree and acknowledge that: (a) the confidentiality, non-solicitation and non-competition covenants contained in this Agreement (i) are reasonable and necessary for the protection of Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration, (ii) are necessary for the protection of Buyer’s legitimate business interests, including the Trade Secrets, goodwill and relationships with customers and suppliers purchased by Buyer pursuant to this Agreement and (iii) are not unduly restrictive of any rights of the Seller or Seller Owner; (b) the Seller and Seller Owner have sufficient employment or business alternatives and sufficient assets, taking into account the Purchase Price and other consideration received and to be received, directly or indirectly, by the Seller and Seller Owner, such that the Seller and Seller Owner do not have to compete with SRS or Buyer or impermissibly use any of the Company’s confidential, proprietary or Trade Secret information described in this Agreement in order to earn a living; and (c) in entering into and negotiating this Agreement and the terms hereof, there has been no disparity in bargaining power between the parties and the Seller and Seller Owner have been represented by counsel and fully understand the terms hereof. The existence of any claim or cause of action against Buyer or its Affiliates by Seller or Seller’s Affiliates, whether predicated on Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 4. The Seller and Seller Owner acknowledge and agree that a portion of the Purchase Price may be allocated as consideration for the covenants set forth in this Section 4. Notwithstanding the foregoing, the Seller and Seller Owner acknowledge that Buyer would not have entered into the Contemplated Transactions without the covenants set forth in this Section 4; and if any covenant set forth in this Section 4 is breached by the Seller or Seller Owner, the Seller and Seller Owner acknowledge and agree that such allocation shall not be deemed to be a measure of the damages that would result from such a breach, and the Seller and Seller Owner agree that at no time shall they argue or in any way assert in any Action that such consideration is a measure of the damages resulting from such breach.

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4.2.3       Injunction. The Seller and Seller Owner agree that a violation of the terms, provisions, obligations, duties and conditions described in this Agreement will cause irreparable damage to Buyer for which money damages or other legal remedies would not be an adequate remedy. Accordingly, the Seller and Seller Owner acknowledge and hereby agree that in the event of any breach or threatened breach by them of any of their covenants or obligations set forth in this Section 4, Buyer shall be entitled, in any court in the United States or otherwise having jurisdiction, to an injunction or injunctions, without the posting of any bond or the proving of actual damages, to prevent or restrain breaches or threatened breaches of this Section 4, and to specifically enforce the terms and provisions of this Section 4 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Section 4. The Seller and Seller Owner hereby agree not to challenge the enforceability of the restrictive covenants contained in this Section 4 or raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Section 4, and to specifically enforce the terms and provisions of this Section 4 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Seller and Seller Owner under this Section 4. The Seller and Seller Owner further agree that (x) by seeking the remedies provided for in this Section 4.2.3, Buyer shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) or applicable Law and (y) nothing set forth in this Section 4.2.3 shall require Buyer to institute any Action for (or limit Buyer’s right to institute any Action for) specific performance under this Section 4.2.3 prior or as a condition to exercising any rights under Section 5 or otherwise, nor shall the commencement of any Action pursuant to this Section 4.2.3 or anything set forth in this Section 4.2.3 restrict or limit Buyer’s right to pursue any other remedies under this Agreement or otherwise that may be available to Buyer thereafter. The parties acknowledge and agree that, in the event Buyer institutes an Action to enforce the restrictive covenants set forth in this Section 4 in a forum other than a forum identified in Section 7.14, Buyer may elect to pursue all other remedies (including damages) available to it based on the same set of facts and circumstances in the forum chosen for the injunctive relief Action or it may elect to pursue its damages and other non-injunction remedies in a forum set forth in Section 7.14 and in no event shall Buyer’s election be deemed a waiver of its rights or remedies or allow Seller or Seller Owner (or any of their respective Affiliates) to institute an action in any forum except as specified in Section 7.14.

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4.2.4       Severability. If any covenant or restriction contained in this Section 4, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid or unenforceable portions, and any court having jurisdiction shall enforce such invalid or unenforceable covenant or restriction to the maximum extent possible under applicable Law, including the maximum permissible time, scope and geographic area for such covenant or restriction. The parties intend that the covenants in Section 4.2.1 shall be deemed to be a series of separate covenants, one (1) for each and every county in each and every state within the Territory.

4.3 Cooperation Regarding Financial Statements and Accounts Receivable.

4.3.1       The Seller and Seller Owner shall use their commercially reasonable efforts to assist and cooperate with the efforts of Buyer and its accountants and auditors to prepare and audit/review any financial statements (including pro forma financial statements) that Buyer will be required to prepare, file or furnish pursuant to any applicable securities Laws or exchange requirements, including the 1933 Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and any rules or regulations of the NASDAQ or other stock exchange, or under any other applicable Laws. This cooperation will include, without limitation, making available all necessary documentation, data, and personnel, and the execution of a management representation letter to support the issuance of the auditor’s report.

4.3.2       On and after the Closing Date, Seller and Seller Owner shall promptly forward to Buyer any client payments it receives that result from services invoiced by the Buyer Group after the Closing Date. On and after the Closing Date, Buyer shall promptly forward to Seller Owner any client payments it receives that are due to Seller Owner that result from services invoiced by the Seller prior to the Closing Date. Settlements of such payment shall be completed each Friday amongst Seller Owner and Buyer for as long as funds are being received by Seller, Seller Owner and Buyer with supporting schedules and copies of the payments received.

4.4 Litigation Support. If and for so long as Buyer or SRS is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business, the Seller and Seller Owner, at no out-of-pocket cost or expense to Seller and Seller Owner, will reasonably cooperate in the contest or defense and provide such testimony as may be reasonably necessary in connection with the contest or defense at the cost and expense of Buyer Group (unless and to the extent Buyer Group is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by the Seller and Seller Owner).

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4.5 Authorization; Mail. The Seller and Seller Owner authorize and empower the Buyer and their Affiliates and Representatives from and after the Closing Date (i) to receive and open mail addressed to Seller and Seller Owner and (ii) to deal with the contents thereof in any manner any such Person sees fit, provided such mail and the contents thereof relate to SRS or otherwise to the Business. The Seller and Seller Owner agree to deliver to the Company promptly upon receipt and identification any mail, checks or other documents received by them pertaining to the Company or otherwise relating to the Business. Buyer agrees to cause the SRS to deliver to the Seller and Seller Owner promptly upon receipt and identification mail addressed to Seller or Seller Owner which the Buyer receives which is not related to SRS or the Business.

4.6 Bank Accounts; Powers of Attorney. As of the Closing, (a) with respect to the bank accounts required to be set forth on Schedule 2.28, the Seller and Seller Owner shall cause (i) the designees of Buyer to be added and the designees of the Company to be removed as signatories, and (ii) with respect to the powers of attorney required to be set forth on Schedule 2.30, the Seller and Seller Owner shall cause such powers of attorney to be terminated.

4.7 IT Systems; Company Software. From and after the Closing Date, the Seller and Seller Owner, at no out-of-pocket cost or expense to Seller and Seller Owner, shall cooperate with and assist Buyer and its Affiliates and Representatives with: (a) the integration of the Company’s information technology systems, policies, procedures, standards and guidelines, including security, backup and disaster recovery, with those of Buyer, and (b) obtaining any Licenses necessary for the continued use of Company Software.

4.8 Use of Name; Change of Name. The Seller and Seller Owner hereby acknowledge and agree that, upon the consummation of the Contemplated Transactions, Buyer and SRS shall have the sole right to use the name “MedMatica Consulting Associates, Inc.” and “Santa Rosa Staffing” (and abbreviations and variations thereof) or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto. Immediately after the Closing, the Seller shall change its name to a name that is reasonably satisfactory to Buyer.

4.9 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause SRS to, afford Seller, Seller Owner and their Representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of the Buyer and SRS and all of their subsidiaries (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause the respective Representatives of Buyer and SRS to furnish all information reasonably requested by Seller, Seller Owner or their Representatives to the extent such books, records and information relates (i) to the Company’s operations during the taxable periods ending on or prior to the Closing Date and as is necessary in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests), (ii) third party litigation, (iii) calculation of the Earn Out Payments, (iv) calculation of the Final Net Working Capital, or (v) any other reasonable business purpose; provided, however, that nothing in this Section 4.9 shall require Buyer or SRS to furnish to Seller, Seller Owner or their Representatives any materials prepared by the Company’ financial or legal advisors which is subject to an attorney/client privilege or an attorney work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of seven (7) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Buyer shall, and shall cause SRS to, not destroy or dispose of any such books and records.

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4.10 Transition Services. For a period of up to and including ninety (90) days after the Closing Date, Seller and Seller Owner shall employ their best efforts to assist Buyer in the transition of the operations of the Seller’s Business to Buyer as more fully set forth in the Transition Services Agreement.

4.11 Assignment of Contracts. Following the Closing Date, Seller and Seller Owner, at no out-of-pocket cost or expense to Seller and Seller Owner, shall use best efforts to cause Contracts with Material Customers and EHR Partners to be assigned to Buyer and/or SRS. Seller and Seller Owner shall perfect such assignments through a consent to assignment agreement in a form acceptable to Seller, Buyer and SRS.

4.12 PPP Loan. The amount of Six Hundred Seventy Eight Thousand Six Hundred Ninety-Five Dollars ($678,695.00) from the Purchase Price (the “PPP Holdback Amount”) shall be placed in escrow with Centric Bank (the “PPP Lender”) as security for the forgiveness of Company’s obligations to the PPP Lender with respect to a loan under the U.S. Small Business Administration’s Paycheck Protection Program (the “PPP Loan”). The PPP Holdback Amount will be released by the PPP Lender to Seller in accordance with the escrow agreement with the PPP Lender. The Buyer and the Company shall use commercially reasonable efforts to assist and cooperate with the efforts of Seller to obtain forgiveness of the PPP loan by the PPP Lender. If the PPP Lender is not able to receive the PPP Holdback Amount as of the Closing Date, then Buyer shall retain the PPP Holdback Amount post-closing and remit the entirety thereof to the PPP Lender immediately upon Seller’s notification that the PPP Lender is able to receive and hold in escrow the PPP Holdback Amount, together with the details necessary to remit the PPP Holdback Amount to the PPP Lender.

5.       INDEMNIFICATION.

5.1 Indemnification by the Seller and Seller Owner. Subject to the limitations set forth in this Section 5, from and after the Closing, the Seller and Seller Owner (the “Seller Indemnifying Person”), without any right of indemnification (including in regard to the status of Seller Owner as a director, officer or employee of the Company) or contribution from SRS, will, jointly and severally, assume liability for and will indemnify, defend, reimburse and hold harmless Buyer and its Affiliates (including, following the Closing, SRS), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”), from, against and in respect of any and all Losses accrued, incurred or suffered by Buyer Indemnified Persons or any of them (including any Losses accrued, sustained, arising or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) as a result of, arising out of or directly or indirectly relating to:

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5.1.1       any misrepresentations and breach of, or inaccuracy in, any representation or warranty made by the Seller or Seller Owner in this Agreement or by the Seller or Seller Owner in any certificate delivered by the Seller at Closing or any other Seller Agreement;

5.1.2       any breach or violation of any covenant or agreement of the Seller or Seller Owner contained in this Agreement or any Seller Agreement;

5.1.3       the ownership or operation of the Company prior to the Closing Date, except to the extent included in the Assumed Liabilities;

5.1.4       the Retained Liabilities;

5.1.5       Net Working Capital Shortfall;

5.1.6       the Closing Date Seller Expenses;

5.1.7       any Tax Losses;

5.1.8       the Company’s Debt; or

5.1.9       any alleged misclassifications of employees as contractors by a Governmental Authority or other third parties.

5.2 Materiality and Knowledge. Notwithstanding anything contained herein to the contrary, for purposes of determining whether the amount of any Losses that are the subject matter of a claim for indemnification or reimbursement hereunder (but not for purposes of determining whether there has been a breach), each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to any Materiality Qualifier or any Knowledge Qualifier contained in such representation or warranty (as if such word or words were deleted from such representation or warranty).

5.3 Indemnification by Buyer. Subject to the limitations set forth in this Section 5, from and after Closing, the Buyer will assume liability for and will indemnify, defend, reimburse and hold harmless the Seller, Seller Owner and their Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

5.3.1       any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or any Buyer Agreement; or

5.3.2       any breach or violation of any covenant or agreement of Buyer pursuant to this Agreement or any of the Seller Agreements to which Buyer is a party;

5.3.3       the Assumed Liabilities; or

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5.3.4       the Net Working Capital Excess of SRS or the Seller or the failure to make the Earn-Out Payments.

5.4 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 5.1.1, 5.1.3, or 5.3.1 unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Person, is provided to the Indemnifying Person within eighteen (18) months of the Closing Date except that (i) claims for a breach of the Fundamental Representations or Actual Fraud shall survive forever (subject to any applicable statute of limitations); and (ii) claims for Tax Losses shall survive the Closing until the ninetieth (90th) day following the end of the applicable statutes of limitations.

5.4.1       Notwithstanding the foregoing, if, at any time prior to 11:59 p.m. (Eastern Time) on the day of the expiration of the applicable survival period set forth in this Section 5.4 with respect to any particular indemnity obligation, any Indemnified Person delivers to any Indemnifying Person a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty and asserting a claim for Losses pursuant to Sections 5.1 or 5.3 regardless of whether litigation is commenced or a complaint in litigation is filed at such time in accordance with Section 7.14 or otherwise, then the representations, warranties and covenants which are specifically alleged by the Party seeking indemnification to have been breached and the right to commence a proceeding in respect thereof shall survive until such claim is finally and fully resolved in accordance with this Agreement and the Losses for which an Indemnified Person shall be entitled to recover under this Agreement in connection with any such claim shall include any Losses accrued, incurred, suffered or arising on or after the expiration of the applicable survival period until such claim is fully and finally resolved.

5.5       Third Party Claims.

5.5.1       Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Section 5, then the Indemnified Person will give written notice to the Indemnifying Person with respect to such Indemnity Claim within twenty (20) days of learning of such claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 5, except to the extent that the Indemnifying Person has suffered actual prejudice thereby.

5.5.2       Assumption of Defense. An Indemnifying Person will have the right to defend the Indemnified Person against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (A) the Indemnifying Person notifies the Indemnified Person, in writing within 30 days after the Indemnified Person has given notice of the Third Party Claim, that the Indemnifying Person will defend the Indemnified Person against the Third Party Claim, (B) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, and (C) the Indemnifying Person properly conducts the defense of the Third Party Claim.

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5.5.3       Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of all Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.

5.5.4       Indemnified Person’s Control. So long as the Indemnifying Party is conducting the defense of the Third Party Claim (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

5.5.5       Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

5.6 Indemnity Basket. No Indemnified Person shall seek indemnification under Section 5.1 or 5.3 until the amount of Losses claimed by such Indemnified Person plus all other Buyer Indemnified Persons or Seller Indemnified Persons, as the case may be, exceeds $50,000 in the aggregate (the “Basket”). Once exceeded, the Indemnifying Party will be liable for the amount of the indemnification obligation in excess of $50,000 to the extent liability is agreed or adjudicated.

5.7 Indemnity Cap. Notwithstanding anything to the contrary contained herein, no Indemnifying Person shall have any Liability or indemnification obligations under this Agreement in excess of the sum of (a) the Earn-Out Payment and (b) $1,000,000 of the funds held in escrow pursuant to Section 1.5.2; provided that, the foregoing indemnification cap shall not apply to indemnification obligations with respect to claims for breaches of the Fundamental Representations, Actual Fraud and Retained Liabilities.

5.8 No Special Damages; Mitigation. Notwithstanding anything to the contrary contained herein, no Indemnifying Person shall have any indemnification obligations under this Agreement for any special, consequential or punitive damages, provided that the foregoing limitation shall not apply to or in any way limit any indemnification obligations with respect to Third Party Claims. Each Indemnified Person shall use commercially reasonable efforts to mitigate any Losses associated with an Indemnity Claim, respectively, that such Indemnified Person asserts under this Section 5.

5.9 Right of Setoff. Upon notice to the Seller or Seller Owner specifying in reasonable detail the basis therefor, Buyer may setoff any amount to which it may be entitled from the Seller or Seller Owner against any amount owed by Buyer, including the Earn-Out Payments. The exercise of such right of setoff by Buyer, whether or not ultimately determined to be justified, will not constitute an event of default or breach under this Agreement or any other agreement between Buyer, or any of its Affiliates and Seller, Seller Owner or any of their Affiliates. Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to them.

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5.10 Insurance. The amount of any Indemnity Claim, as applicable, shall be net of any amounts actually received by the applicable Indemnified Person under any insurance policy in connection with the facts giving rise to the right of indemnification hereunder; provided, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies. Each Party shall use its commercially reasonable efforts to recover all amounts payable from an insurer under any such insurance policy, provided, however, that nothing in this Section 5.10 shall prevent a Party from asserting an Indemnity Claim under this Agreement prior to or concurrently with seeking any applicable insurance recoveries in connection with such claim.

5.11 Exclusive Remedy. Except for the remedies available to Buyer in respect of the pursuit of equitable remedies under Section 4.2.3 of this Agreement, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the provisions set forth in this Section 5.

5.12 Time of Payment of Claims. Except as otherwise set forth in this Section 5, any amount owing by any Person pursuant to this Section 5 shall be paid within two (2) Business Days after determination of such amount and upon notice to the Seller or Seller Owner specifying in reasonable detail the basis therefor.

5.13 Purchase Price Adjustment. Payments received by any party pursuant to this Section 5 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

5.14 No Double Recovery. Notwithstanding anything to the contrary set forth herein, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent that such party has been indemnified or reimbursed for such amount pursuant to any other provision of this Agreement.

5.15 No Right of Contribution. The Seller and Seller Owner hereby waive, acknowledge and agree that they shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which Seller or Seller Owner may become subject under this Agreement or any of the Seller Agreements.

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5.16 Allocation of Purchase Price Is Not Agreement of Losses. Notwithstanding the fact that the parties have determined that the allocation of the Purchase Price reflects the fair market value of the respective categories of the Purchased Assets and Purchased Shares and the covenants set forth in Section 4, the parties agree that the respective allocations among such categories and covenants is not an agreement of the Losses that would be incurred by the Buyer Indemnified Persons if Seller or Seller Owner breaches (a) any of Seller’s or Seller Owner’s representations, warranties or covenants set forth herein relating to any category of Assets or (b) such covenant. Each of the parties agrees that at no time will such party argue or in any way assert in any Action that the respective allocations among the categories of the Purchased Assets and Purchased Shares and the covenants set forth in Section 4 reflect the parties’ agreement of the measure of Losses that would result from any breach of this Agreement.

6.       TAX MATTERS

6.1 Covenants With Respect To Taxes.

6.1.1       Buyer agrees to retain or cause to be retained all books and records pertinent to the Purchased Assets and SRS (including Tax Returns) for Pre-Closing Periods until the applicable period for assessment under applicable Law (giving effect to any applicable extensions or waivers) has expired, and to abide by or cause such abidance with all record retention agreements entered into with any Taxing Authority with respect to Pre-Closing Periods. Buyer agrees to give (or cause to be given to) the Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the Seller so requests, the Company will allow the Seller to take possession of such books and records. The Seller, Seller Owner and Buyer will cooperate as reasonably requested by the other party in the preparation and filing of Tax Returns and responding to and resolving inquiries, audits, claims, actions or similar proceedings by any Taxing Authority (a “Tax Claim”) in each case relating to Taxes of the Company for a Pre-Closing Period, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other reasonably necessary materials. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto, except as necessary to be disclosed in connection with such return, audit or examination, refund claim, proceedings or determination.

6.1.2       The Seller will prepare and timely file, or cause to be prepared and timely filed, any income Tax Return with respect to the Company for Pre-Closing Periods consistent with past practices. Seller shall permit Buyer ten (10) days to review and comment on each such Tax Returns prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Buyer shall timely prepare all other Tax Returns with respect to SRS and the Purchased Assets required to be filed after the Closing Date.

6.1.3       Buyer shall promptly notify the Seller upon receipt by it of written notice from any Governmental Authority of any Tax Claim with respect to the Taxes of the Company or Buyer for which the Seller is reasonably likely to be liable. The Seller shall have fifteen (15) days following its receipt of notice from Buyer of such a Tax Claim to elect in writing (through delivery of such written election to Buyer) to control (at the Seller’s cost and expense) any such Tax Claim that relates to a Pre-Closing Period; provided, however, that if such Tax Claim could create a liability for Taxes for which SRS or the Buyer may be liable (through successor liability or otherwise), Buyer will have the right to participate in the conduct of the Tax Claim and the Tax Claim may not be settled without the prior written consent of the Buyer (such consent not to be unreasonable withheld, conditioned or delayed).

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6.1.4       Neither Buyer nor any Affiliate of Buyer will, with respect to the Company (i) take any voluntary action (including following Closing on the Closing Date), (ii) make, revoke or modify any Tax election, (iii) make any voluntary disclosure or provide notice to (except in response to an information document request or other formal inquiry by) a Governmental Authority in regard to any Pre-Closing Period Tax in a jurisdiction in which the Company was not paying such Tax or filing Tax Returns prior to Closing without the prior written consent of the Seller, or (iv) file an election under Internal Revenue Code Section 338(h)(10) and any similar provision under applicable state or local law with respect to the transactions set forth herein. Buyer and its Affiliates will pay and indemnify and hold harmless the Seller and its Affiliates against any Taxes of the Seller or any Affiliate of the Seller resulting from any such action or election by Buyer or any Affiliate of Buyer.

6.1.5       Any Tax refund that is received by the Company after the Closing, and any amount credited against Tax to which the Company becomes entitled after the Closing, for or with respect to the Company for a Pre-Closing Period, will be for the account of the Seller, and Buyer will, or will cause the Company to, pay over to the Seller an amount equal to any such refund or credit within 15 days after receipt thereof or entitlement thereto.

6.1.6        The Seller and Seller Owner shall indemnify Buyer for any Taxes for a Pre-Closing Period that are imposed on SRS or Buyer by a Governmental Authority in a jurisdiction in which the Company was not previously paying such Tax or filing Tax Returns to the extent that such Taxes related to income Taxes attributable solely to the Company’s activities in such jurisdiction during a Pre-Closing Period, provided that, Seller and Seller Owner shall not have an indemnity obligation under this Section 6.1.6 to the extent of the amount that, (i) SRS or Buyer is entitled to an offsetting refund of such Taxes from another state, or (ii) when taken together with all indemnity payments made by the Seller and Seller Owner under this Section 6.1.6 exceeds $1,000,000.

6.1.7       Tax Contests.

(a)       If a claim shall be made by any Governmental Authority that, if successful, would result in the indemnification of Buyer Indemnified Person, the Buyer Indemnified Person shall notify the Seller and Seller Owner in writing of that fact; provided, however, that any failure to give the notice will not waive any rights of the Buyer Indemnified Person.

(b)       Buyer has the right, but not the obligation, to represent the interests of the Buyer Indemnified Person in defense of such claim, and has the right, but not the obligation, to control the defense, compromise or other resolution of any such claim, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to such claim. If Buyer at any time determines not to control the defense of such claim, Buyer shall deliver written notice to the Seller and Seller Owner informing him of such decision and the Seller and Seller Owner shall defend the Buyer Indemnified Person. If the Buyer Indemnified Person is requested to pay the Tax claimed and sue for a refund, the Seller and Seller Owner shall advance to the Buyer Indemnified Person, on an interest free basis, the full amount the Buyer Indemnified Person is required to pay. The Seller and Seller Owner shall conduct the defense of all claims they are required to control pursuant hereto actively and diligently.

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(c)       If Buyer does not assume control of the defense, the Seller and Seller Owner shall be entitled to prosecute the contest to a determination in a court of initial jurisdiction, and if the Seller and Seller Owner shall reasonably request, to a determination in an appellate court; provided that, if requested by the Buyer Indemnified Person, the Seller and Seller Owner shall provide to the Buyer Indemnified Person an opinion, in form and substance reasonably satisfactory to the Buyer Indemnified Person, of counsel reasonably satisfactory to the Buyer Indemnified Person, that there exists a reasonable basis for the Company to prevail on that appeal.

(d)       Subject to the provisions of paragraph (b) above, if Buyer does not assume control of the defense, the Seller and Seller Owner shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Buyer Indemnified Person, to cause the Liability for any Tax of the Buyer Indemnified Person or of any Affiliate of the Buyer Indemnified Person for any taxable period ending after the Closing Date to increase (including by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Buyer Indemnified Person or any Affiliate of the Buyer Indemnified Person.

(e)       If, after actual receipt by the Buyer Indemnified Person of an amount advanced by the Seller or Seller Owner pursuant to Section 6.1.7(b), the extent of the Liability of the Buyer Indemnified Person with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Buyer Indemnified Person shall promptly pay to the Seller and Seller Owner for distribution to the Seller and Seller Owner any refund received by or credited to the Buyer Indemnified Person with respect to the indemnified matter (together with any interest paid or credited thereon by the Governmental Authority and any recovery of legal fees from the Governmental Authority); provided, however, that the Buyer Indemnified Person shall have been indemnified and held harmless from all Tax Losses by reason of any indemnification payments retained by the Buyer Indemnified Person net of any Taxes imposed on the Buyer Indemnified Person with respect to the indemnification payments received by the Buyer Indemnified Person or with respect to the receipt of any payment from the Governmental Authority. Notwithstanding the foregoing, the Buyer Indemnified Person shall not be required to make any payment hereunder before the time that the Seller and Seller Owner shall have made all payments or indemnities then due with respect to the Buyer Indemnified Person pursuant to this Section 6.

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(f)       If, after Buyer has determined not to assume the defense and the Seller or Seller Owner assume such defense, any of the conditions in Section 6.1.7(d) above are or become unsatisfied, (i) the Buyer Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Buyer Indemnified Person need not consult with, or obtain any consent from, the Seller and Seller Owner in connection therewith), (ii) the Seller and Seller Owner will reimburse the Buyer Indemnified Person promptly and periodically for the costs of defending against the claim (including attorneys’, accountants’ and experts’ fees and disbursements) and (iii) the Seller and Seller Owner will remain responsible for any Tax Losses the Buyer Indemnified Person may suffer to the fullest extent provided in this Section 6.

6.1.8       All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be split equally by Seller and Buyer, and Seller and Buyer shall, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide to the other party upon request evidence of payment of all Transfer Taxes.

7.       MISCELLANEOUS

7.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)       by hand (in which case, it will be effective upon delivery);

(b)       by facsimile or e-mail (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)       by overnight or two (2) day delivery by an internationally recognized courier service (in which case, it will be effective on the day such courier service makes delivery);

in each case, to the physical or email address or facsimile number listed below:

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If to the Seller or Seller Owner, to:

with a copy (which shall not constitute notice) to:

If to Buyer, to:

with a copy (which shall not constitute notice) to:

Each of the parties to this Agreement may specify a different physical or e-mail address or facsimile number by giving notice in accordance with this Section 7.1 to each of the other parties hereto.

7.2 Publicity. No public announcement or disclosure will be made by Seller, Seller Owner, or their respective Affiliates or Representatives with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer; provided, however, that the provisions of this Section 7.2 will not prohibit (a) any disclosure required by any applicable Legal Requirements, or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

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7.3 Succession and Assignment; No Third Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; each of such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of Law) without the prior written approval of the other parties; provided, however, that Buyer may, without the prior written consent of the other parties (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder. Except as expressly set forth in Section 5, with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

7.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Seller and the Seller Owner or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

7.5 Further Assurances. From and after the date hereof, upon the request of the Seller, Seller Owner or Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. Seller and Seller Owner will not directly or indirectly take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with SRS and the Buyer after the Closing as it maintained prior to the Closing.

7.6 Entire Agreement. This Agreement, the Seller Agreements and the schedules, exhibits and other agreements and documents to be executed and delivered pursuant hereto and thereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Notwithstanding the foregoing, the Seller and Seller Owner may currently or in the future be party to other restrictive covenant agreements with Buyer or others, and nothing in this Agreement is intended to supersede or otherwise affect any such other restrictive covenant agreement, and nothing in any such restrictive covenant agreement is intended to supersede or otherwise affect anything in this Agreement.

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7.7 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.

7.8 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

7.9 Survival. The covenants and agreements and, subject to Section 5.4, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

7.11 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

7.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

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7.13 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction. Without in any manner limiting the foregoing, the Seller and Seller Owner specifically acknowledge and agree that, in any action commenced in any forum in which the restrictive covenants set forth in Section 4.2 are at issue, the Laws of the State of Delaware shall exclusively govern any judicial or other determination concerning the enforceability of those restrictive covenants, and the Seller and Seller Owner specifically waive any and all objections to the application of the Laws of the State of Delaware as the governing Law to determine the enforceability of such restrictive covenants, and the Seller and Seller Owner further waive any and all claims that the Laws of any other state, including the Laws of the State of Tennessee and Pennsylvania, govern any determination concerning the enforceability of the restrictive covenants set forth in Section 4.2.

7.14 Jurisdiction; Venue; Service of Process.

7.14.1 Jurisdiction. Each party, by its execution hereof, (a) hereby irrevocably attorns and submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Courts located in the District of Delaware for the purpose of any Action between or among the parties (or any of them) arising in whole or in part under or in connection with this Agreement, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action (including for a declaratory judgment or the like) other than before one of the above-named courts. Notwithstanding the previous sentence, (x) a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts and (y) Buyer (and only Buyer) may commence an Action in a court other than the above-named courts in accordance with the provisions of Section 4.2.3.

7.14.2 Venue. With the exception of Actions brought by Buyer in accordance with the provisions of Section 4.2.3, each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring such Actions only in New Castle County, Delaware. Each party further waives any claim, and will not assert, that venue should properly lie in any other location within the selected jurisdiction.

7.14.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the Laws of the State of Delaware, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail return receipt requested and with a simultaneous e-mail notification, at its physical and electronic addresses specified pursuant to Section 7.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

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7.15 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, RESPONDENT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.16 Expenses. Except as provided herein, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions.

7.17 Specific Performance. Buyer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement and each Seller Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that the Company is a unique asset, with value to Buyer’s business not readily quantifiable and any breach by Seller or Seller Owner of the provisions of this Agreement or the Seller Agreements will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer. The Seller and Seller Owner covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 7.17.

7.18 Recitals. The recitals to this Agreement are true and correct and by this reference are incorporated herein and made a part of this Agreement.

8.       DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

8.1 Definitions. As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

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“Actual Fraud” means (i) fraud committed with the intent to deceive that constitutes common law fraud under the Laws of the State of Delaware, (ii) knowing misrepresentation, or (iii) willful misconduct with respect to the representations, warranties and covenants of the parties expressly set forth in this Agreement.

“Actual Net Working Capital” means the Net Working Capital minus (i) all Eligible Accounts Receivable not collected on or prior to the ninety (90th) day following the Closing Date.

“Affiliate” means, with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least ten percent (10%) of the Equity Securities of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least ten percent (10%) of any class of Equity Securities at such time.

“Backlog” means the amount of revenue that the Company, based on its past practices for calculating such amounts, expects to recognize from: (a) remaining work to be performed on uncompleted Contractual Obligations in progress and (b) executed Contractual Obligations on which work has not yet begun.

“Business Day” means any weekday other than a weekday on which banks in Somerset, New Jersey are authorized or required to be closed.

“Cash” means all cash and cash equivalents of the Company (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (a) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (b) all escrowed cash or other restricted cash balances).

“Closing Balance Sheet Date” means June 1, 2021.

“Closing Date Seller Expenses” means all fees, costs, expenses and obligations (including any attorneys’, accountants’, financial advisory or finder’s fees) incurred by or for the benefit of the Seller and/or the Seller Owner in connection with: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedules), the Seller Agreements and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (b) the preparation and submission of any filing or notice required to be made or given in connection with the Contemplated Transactions; (c) bonuses payable to employees, agents and consultants of the Company as a result of the Contemplated Transactions and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes); (d) finder’s fees, broker’s fees and other similar fees and expenses payable in connection with the Contemplated Transactions, whether to an investment bank, broker, financial advisor, finder or otherwise; or (e) otherwise in connection with the Contemplated Transactions, in each case of (a), (b), (c), (d), and (e) to the extent such fees, costs and expenses are owing as of the Closing Date.

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“Code” means the U.S. Internal Revenue Code of 1986.

“Company Software” means Owned Software and Licensed Software.

“Compensation” means, with respect to any Person, all salaries, wages, compensation, remuneration, bonuses or benefits of any kind or character whatsoever, paid or provided directly or indirectly by the Company to such Person or Affiliates of such Person.

“Constituent of Concern” means any substance, material, or waste that is restricted under any Environmental Laws from dumping, disbursal, or disposal into soil, waterways, or ground water.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” or “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“CPA Firm” means a certified public accounting firm mutually acceptable to Seller and Buyer.

“Customer Contract” means a Contract between the Company and a customer for work on a job or project for the price and on the terms therein provided.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), including credit card debt and other debt secured by the Purchased Assets, Purchased Shares or the Company’s Assets or credit card debt of Seller Owner used to fund the Business, and any amounts owed by the Company to the Seller Owner or his respective Affiliates, (b) for Liabilities secured by any Encumbrance existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (but excluding trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital or finance leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) all accounts payable and other Liabilities not included in Net Working Capital; (i) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (h) above and (j) in the nature of Guarantees of the obligations described in clauses (a) through (h) above of any other Person.

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“Disclosure Schedules” means the disclosure schedules attached hereto and delivered by the Seller to Buyer in connection with this Agreement.

“Eligible Accounts Receivable” means those Accounts Receivable that as of the Closing Balance Sheet Date are not older than ninety (90) days, excluding all Accounts Receivable owed to the Company by any Seller or any Affiliate of any Seller.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, hypothecation, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditor’s rights generally and by general principals of equity.

“Environmental Laws” means all Legal Requirements relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage or disposal of any Constituent of Concern, or workplace or worker safety and health.

“Equity Security” of any Person means any (a) shares, capital stock, membership or partnership interest, unit, or other ownership interest of or in such Person, (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing, (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (d) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fundamental Representations” means the representations and warranties of: (a) the Seller and Seller Owner set forth in Section 2.1 (Organization; Subsidiaries; Predecessors), Section 2.2 (Capitalization; Voting Rights), Section 2.3 (Power and Authorization), Section 2.5 (Noncontravention); and (b) Buyer set forth in Section 3.1 (Organization), Section 3.2 (Power and Authorization), Section 3.4 (Noncontravention) or Section 3.5 (No Brokers).

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“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, concession, franchise, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority, provided, that, Governmental Approval shall not be deemed to include any consent with regard to a Customer Contract to which a Governmental Authority is a party.

“Governmental Authority” means any United States federal, state or local government or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 5, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claim, (i) the Seller and Seller Owner under Section 5.1, or (ii) Buyer under Section 5.3, respectively, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Sections 5.1 or 5.3.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(a)       patents, copyrights, mask work rights, Trade Secrets, as well as any other rights with respect to Technology, including Software created, in whole or in party, by or on behalf of the Company;

(b)       trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith;

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(c)       domain names, rights of privacy and publicity, moral rights and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d)       any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e)       all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Inventory” means all inventory related to the Business, wherever located, including all finished goods whether held at any location or facility of the Company or in transit to the Company.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments or Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Knowledge Qualifier” means any reference or qualification to the Seller’s Knowledge, the Knowledge of the Seller, the Knowledge of the Company or any similar phrase regarding the knowledge, belief or understanding of the Seller.

“Law” means any United States federal, state, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means any Debt, liability, claim, cause of action, loss, Losses, damage, deficiency, obligation or responsibility, of any kind, character or description, known or unknown, (whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate and whether due or to become due), including any liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement and regardless of whether such Debt, duty or liability is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by the Company in the conduct of the Business.

“Losses” means all expenses, losses, costs, deficiencies, Liabilities, Taxes, penalties, damages and amounts paid in settlement (including related investigation costs and reasonable professional fees and expenses) Actions, Governmental Orders, Encumbrances; provided that, the term Losses does not include special, consequential or punitive damages, except to the extent made as part of a Third Party Claim.

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“Materiality Qualifier” means any reference or qualification to a set of facts using the term “material,” “in all material respects,” “Material Adverse Effect” or any similar phrase.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse or same sex partner, (b) each parent, brother, sister or natural or adopted child of such Person or such Person’s spouse, (c) the spouse or same sex partner of any Person described in clause (b) above, (d) each natural or adopted child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Net Working Capital” means as of 12:01 AM on the Closing Balance Sheet Date (a) Cash, plus (b) Eligible Accounts Receivable, plus (c) deposits and prepaid expenses (including prepaid insurance and prepaid Taxes) to the extent included in current assets, plus (d) costs and estimated earnings in excess of billings on uncompleted contracts; minus (e) all liabilities, payables and Debt (including (i) all accounts payable, (ii) accrued liabilities for (A) employee bonuses with respect to all periods prior to the Closing, (B) accrued payroll, (C) accrued vacation, sick and other paid time off, (D) customer overpayments and (E) accrued payroll Taxes, (iii) deferred revenue and (iv) amounts due to the Company’s stockholders and other payables, including both the current long-term portions of notes payable, debt and other liabilities; and minus (f) billings in excess of costs and estimated earnings on uncompleted contracts, in each case, of the Company as determined in accordance with GAAP on an accrual basis. An example of the calculations of Net Working Capital is set forth in Exhibit B attached hereto.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quality, quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person and does not require the consent of the shareholders, partners, members, managers or board of directors of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Software” means all Software used by the Company in the conduct of the Business that is owned or purported to be owned by the Company.

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“Permit” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound but does not include Governmental Approvals.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’, employees’, contractors’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfere with any current or anticipated operation of the Business, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over any Real Property which are not violated by the current or contemplated use and operation of the Real Property and (d) restrictions on the transfer of securities arising under federal and state securities Laws.

“Permitted Equity Liens” means (a) Liens that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates or their successors or (b) Liens that may arise pursuant to (i) this Agreement, but only those Liens in favor of Buyer, (ii) the Organizational Documents of the Company or (iii) applicable securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Liabilities” means any liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, relating to or arising out of the operation of the Business or the ownership of the Purchased Assets or the Purchased Shares on or prior to the Closing.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeds Agreement” means that certain Agreement Regarding Future Sale Proceeds dated January 1, 2021 by and among the Seller, SRC and SureTest, as amended by the First Amendment to Agreement Regarding Future Sale Proceeds dated June 1, 2021.

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller’s Business” means the portion of the Business owned and operated by Seller.

“Seller’s Knowledge” means the knowledge of the Seller Owner, who will be deemed to have knowledge of all such matters as he would have discovered, had he made a reasonable investigation.

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“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“SRC” means Santa Rosa Consulting, Inc., a Delaware corporation.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more subsidiaries of such party or by such party and one or more subsidiaries of such party.

“SureTest” means SureTest Holdings, LLC, a Delaware limited liability company.

“Tax” or “Taxes” means (a) any and all United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, unclaimed property, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit and (b) Liability of the Company for the payment of any amounts of the type described in clause (a) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Losses” means Losses resulting from: (i) any Taxes (including unclaimed property claims) of the Company allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date; (ii) any Taxes of the Company or any corporation that is or was a member of an affiliated group of which the Company was or is a member allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date, or any Liability of any of the foregoing for the Taxes of any Person, whether as a transferee or successor, by contract or otherwise; (iii) any Taxes arising from or occasioned by the transfer of the Purchased Assets or the Purchased Shares pursuant to this Agreement or the Contemplated Transactions; or (iv) any Taxes resulting from misrepresentation or breach of any representation, warranty or obligation set forth in Section 6.

“Tax Return” means any return, declaration, designation, election, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret Law or otherwise, and all documents and other materials recording any of the foregoing.

“Trade Secrets” means trade secrets, know how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder, and any similar foreign, state or local Law.

8.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location

“Additional Earnout”	Section 1.8.1(b)
“Agreement”	Preamble
“Assets”	Section 2.9.1
“Annual Financials”	Section 2.6.1
“Assumed Liability”	Section 1.1.3
“Audited Financials”	Section 2.6.3
“Auditors”	Section 2.6.3
“Base Earnout”	Section 1.8.1(a)
“Basket”	Section 5.6
“Business”	Recitals
“Business Intellectual Property”	Section 2.14.1
“Business IP Agreements”	Section 2.14.1
“Buyer”	Preamble
“Buyer Agreements”	Section 3.2
“Buyer Business”	Section 4.2.1(a)
“Buyer Group”	Section 4.1.1
“Buyer Indemnified Person”	Section 5.1
“CARES Act”	Section 2.29.7
“Cash Purchase Price”	Section 1.4.1
“Closing”	Section 1.7.1
“Closing Balance Sheet”	Section 1.6.1
“Closing Certificate”	Section 1.3

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Term	Location

“Closing Date”	Section 1.7.1
“Company”	Recitals
“Company Benefit Plan”	Section 2.16(a)
“Company Permits”	Section 2.15.3
“Competitive Business”	Section 4.2.1(a)
“Confidential Information”	Section 4.1.1
“Coronavirus Legislation”	Section 2.29.7
“Data Room”	Section 1.7.2(a)(xii)
“Earn-Out Payment”	Section 1.8.1
“Earn-Out Period”	Section 1.8.2
“EBITDA”	Section 1.8.3
“Effective Date”	Preamble
“EHR Partners”	Section 2.21
“EO Financial Statements”	Section 1.8.3
“ERISA Affiliate”	Section 2.16(e)
“Escrow Agreement”	Section 1.5
“Escrowed Funds”	Section 1.7.2(a)(xxi)
“Estimated Closing Balance Sheet”	Section 1.3
“Estimated Net Working Capital”	Section 1.3
“Estimated Net Working Capital Excess”	Section 1.4.3
“Estimated Net Working Capital Shortfall”	Section 1.4.3
“Excluded Assets”	Section 1.1.2
“Existing Operations”	Section 1.8.3
“Final Cash Purchase Price”	Section 1.6.4
“Final Closing Balance Sheet”	Section 1.6.4(a)
“Final Closing Statement”	Section 1.6.1
“Final Net Working Capital”	Section 1.6.4
“Financials”	Section 2.6.1
“Funds Flow”	Section 1.2.2
“General Release”	Section 1.7.2(a)(xvii)
“Interim Financials”	Section 2.6.1
“Liability Policies”	Section 2.27
“Losses”	Section 5.1
“Material Contract”	Section 2.18.1
“Material Customer”	Section 2.21
“Material Supplier”	Section 2.21
“Most Recent Balance Sheet”	Section 2.6.1
“Most Recent Balance Sheet Date”	Section 2.6.1
“Noncompliance Period”	Section 1.8.6
“Post-Closing Liabilities”	Section 1.1.3
“PPP Holdback Amount”	Section 4.12
“PPP Lender”	Section 4.12
“PPP Loan”	Section 4.12
“Purchase Price”	Section 1.2

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Term	Location

“Purchase Price Adjustment”	Section 1.6.4(a)
“Purchase Price Dispute Expenses”	Section 1.6.3
“Purchased Assets”	Section 1.1.1
“Purchased Shares”	Recitals
“QSub”	Section 2.29.6
“Real Property”	Section 2.12.1
“Real Property Leases”	Section 2.12.1
“Restrictive Covenant Breach”	Section 1.8.6
“Retained Liability”	Section 1.1.3
“Seller”	Preamble
“Seller Agreements”	Section 2.3
“Seller Indemnified Person”	Section 5.3
“Seller Indemnifying Person”	Section 5.1
“Seller Owner”	Preamble
“Seller’s Objection”	Section 1.6.2
“Settlement Date”	Section 1.6.4(a)
“SEC”	Section 2.15.4(e)
“SRS”	Recitals
“Surety Bonds”	Section 2.32
“Tail”	Section 2.27
“Tax Claim”	Section 6.1.1
“Tax Losses”	Section 6.2.1
“Territory”	Section 4.2.1
“Third Party Claim”	Section 5.5.1
“Transfer Taxes”	Section 6.1.8
“Underlying Leases”	Section 2.12.1
“WIP Authorizations”	Section 2.19
“Work-In-Process”	Section 2.19

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8.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever this Agreement provides that documents have been “delivered” or “made available” to Buyer, such documents have been posted in the Data Room for access by Buyer; provided that with respect to any documents added to the Data Room less than two (2) Business Days prior to the date of this Agreement and not also delivered to Buyer by email, written notice of such posting or delivery has been given to Buyer.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the date first set forth above.

“BUYER”
CARECLOUD ACQUISITION, CORP.

By:	/s/ Kimberly Blanche
Name:	Kimberly Blanche
Title:	General Counsel

“SELLER”
MEDMATICA CONSULTING ASSOCIATES, INC.

By:	/s/ Jerold Howell
Name:	Jerold Howell
Title:	Chief Executive Officer

“SELLER OWNER”

/s/ Jerold Howell
Jerold Howell

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